Exhibit 3

Description of the Registrant and Recent Developments

This description of the Asian Infrastructure Investment Bank (“AIIB” or the “Bank”) is dated April 7, 2025 and appears as Exhibit 3 to the annual report on Form 18-K of AIIB for the fiscal year ended December 31, 2024.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION	2

ASIAN INFRASTRUCTURE INVESTMENT BANK	3
Overview	3
Legal Status	3
Membership, Capital Structure and Reserves	4

CAPITALIZATION AND INDEBTEDNESS	11

SELECTED FINANCIAL INFORMATION	12

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
Overview	14
Critical Accounting Policies	14
Internal Control over Financial Reporting	15
Income Statement	15
Balance Sheet	19
Asset Quality	20
Debt Record	21
External Auditor Work Papers	21
Related Party Transactions	22
Recent Developments	24

OPERATIONS OF AIIB	26
Ordinary Resources and Special Fund Resources	26
Financial Instruments	27
Financing Portfolio	30
Proposed Financings	34
Financing Approval Process	34
Environmental and Social Framework	37
Economic Sanctions	37
AIIB Special Funds	40
The Multilateral Cooperation Center for Development Finance	41
The Global Infrastructure Facility	42
Quality of Financing Portfolio	42

RISK MANAGEMENT	44
Risk Philosophy	44
Risk Appetite Statement	44
Risk Management Architecture	44
Three Lines of Defense	45
Capital Adequacy	45
Risk Types	46

GOVERNANCE AND ADMINISTRATION	51
Board of Governors	51
Board of Directors	57
Board Committees	62
Senior Management	63
Employees	66

SELECTED DEMOGRAPHIC AND ECONOMIC DATA	67

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE ASIAN INFRASTRUCTURE INVESTMENT BANK.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Amounts in tables and other totals in this Exhibit 3 to this annual report on Form 18-K may not sum exactly due to rounding differences.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Overview

AIIB is a multilateral development bank (“MDB”) with a mandate to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions. The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment. The Bank maintains its principal office in Beijing, People’s Republic of China (“China”) and has an additional office in Abu Dhabi, the United Arab Emirates (“UAE”).

The Bank’s mission is “Financing Infrastructure for Tomorrow,” which reflects AIIB’s commitment to sustainability, be it financial, economic, social or environmental in nature. The Bank has identified the following thematic priorities:

•

Green Infrastructure: Prioritizing green infrastructure and supporting its members to meet their environmental and development goals by financing projects that deliver local environmental improvements and investments dedicated to climate action;

•

Connectivity and Regional Cooperation: Prioritizing projects that facilitate better domestic and cross-border infrastructure connectivity within Asia and between Asia and the rest of the world, and supporting projects that complement cross-border infrastructure connectivity by generating direct measurable benefits in enhancing regional trade, investment and digital and financial integration across Asian economies and beyond;

•

Technology-enabled Infrastructure: Supporting projects where the application of technology delivers better value, quality, productivity, efficiency, resilience, sustainability, inclusion, transparency or better governance along the full project life cycle; and

•	Private Capital Mobilization: Supporting projects that directly or indirectly mobilize private financing into sectors within the Bank’s mandate.

The Bank has developed, and continues to develop, a wide range of operational policies, strategies and frameworks designed to ensure that there is a direct link between the Bank’s mandate, mission and thematic priorities and the projects it finances. Sustainable development is an integral part of the Bank’s identification, preparation and implementation of projects. In April 2021, the Bank launched its “Sustainable Development Bond Framework” which, among other things, summarizes the Bank’s sustainability commitments and the reporting that the Bank will provide on its website concerning the environmental and/or social impacts of Bank financings. The Bank’s Sustainable Development Bond Framework and, unless otherwise indicated, information available on, or accessible through, AIIB’s website are not incorporated herein by reference.

Legal Status

AIIB was established and operates under the Articles of Agreement (the “Articles of Agreement”), an international treaty to which governments are parties and which was open for signature on June 29, 2015 and entered into force on December 25, 2015. The Bank is not a private institution and does not have private shareholders.

The Articles of Agreement provide that all the powers of AIIB shall be vested in the Board of Governors of AIIB (the “Board of Governors”). The Board of Governors has delegated a broad range of operational oversight functions to the non-resident Board of Directors of AIIB (the “Board of Directors”). See “Governance and Administration.” On January 16, 2016, the Board of Governors convened its inaugural meeting in Beijing and declared the Bank open for business.

The Articles of Agreement endow AIIB with full juridical personality and, in particular, the full legal capacity (i) to contract; (ii) to acquire, and dispose of, immovable and movable property; (iii) to institute and respond to legal proceedings; and (iv) to take such other action as may be necessary or useful for its purpose and activities. The Articles of Agreement provide that the Bank enjoys, in the territory of each of its members, the following immunities, exemptions and privileges:

•

The Bank enjoys immunity from every form of legal process, except in cases arising out of or in connection with the exercise of its power to raise funds, to guarantee obligations, or to buy and sell securities, in which case actions may be brought in a court of competent jurisdiction in the territory in which the Bank has an office, has appointed an agent for service of process or has issued or guaranteed securities. Moreover, no action may be brought against the Bank by a member or an instrumentality of such member; instead they have recourse to special procedures for settlement of disputes as described in the Articles of Agreement, in the by-laws and regulations of the Bank, or in contracts entered with the Bank.

•

The property and other assets of the Bank are immune from all forms of seizure, attachment or execution before delivery of a final judgment against the Bank, and from search, requisition, confiscation, expropriation or any other forceful taking by executive or legislative action. The archives of the Bank and all documents belonging to it or held by it are inviolable, regardless of location or who holds them.

•

All Governors, Directors, Alternate Governors, Alternate Directors, the President, Vice-Presidents and other officers and employees of the Bank are immune from legal process with respect to acts performed by them in their official capacity, except when the Bank waives this immunity.

•

The Bank, its assets, property, income and its operations and transactions are immune from all taxes and customs duties, and the Bank is immune from any obligation relating to the payment, withholding or collection of any tax or duty.

•	All of the property and assets of the Bank are free from restrictions, regulations, controls and moratoria of any nature (subject to the Articles of Agreement).

•

The salaries, emoluments and expenses which the Bank pays to its Directors, Alternate Directors, President, Vice-President(s) and other officers and employees of the Bank are exempt from taxation, save to the extent that a member has explicitly reserved its right to tax such payments to its nationals or citizens.

Membership, Capital Structure and Reserves

Membership

Membership in AIIB is open to members of the International Bank for Reconstruction and Development (“IBRD” or the “World Bank”) or the Asian Development Bank (“ADB”). In the case of an applicant that is not a sovereign or not responsible for the conduct of its international relations (e.g., a political subdivision such as a semi-autonomous territory), application for membership in the Bank must be presented or agreed by the member of the Bank responsible for its international relations.

In October 2014, 22 countries signed a memorandum of understanding to establish the Bank. By the end of March 2015, 57 countries committed to being part of the process to design and establish the Bank. Negotiations on the Articles of Agreement concluded on May 22, 2015 and by the end of 2015, 57 prospective members signed the Articles of Agreement. Signatories to the Articles of Agreement were required to ratify, accept or approve the Articles of Agreement no later than December 31, 2016, or such later date as determined by the Board of Governors by an affirmative vote of a majority of the total number of Governors, representing not less than a majority of the total voting power of AIIB’s members (a “Special Majority Vote”). For those signatories that did not ratify, accept or approve the Articles of Agreement by December 31, 2016, the deadline for such ratification, acceptance or approval was extended; the current deadline is July 1, 2025.

Members of IBRD or ADB which were not signatories to the Articles of Agreement may be admitted by a Special Majority Vote of the Board of Governors. In respect of membership for non-signatories to the Articles of Agreement, the Bank has established procedures for membership. These procedures include initial informal discussions with the Corporate Secretariat of the Bank followed by a firm written expression of interest in membership addressed to the Corporate Secretary and signed by an applicant’s duly authorized person with the rank of minister or above. If the applicant receives an informal consensus for admission from the Board of Directors, the Bank would then determine the indicative terms and conditions of membership of the applicant consistent with the Articles of Agreement. At this point, a formal application would then be made by the applicant, which would be signed by the applicant’s competent authority, such as Head of Government, Head of State or Foreign Minister. Upon receipt of the membership application, the terms and conditions of membership (including the maximum number of shares of the Bank to which the applicant may subscribe) would be recommended by the Board of Directors to the Board of Governors for its approval. Following approval by a Special Majority Vote of the Board of Governors, the applicant would prepare the necessary domestic authorization and legislation to become a member, and take other steps required for membership, including making payment of a first installment for subscribed paid-in shares, appointing a Governor and Alternate Governor and assigning votes to a Director.

There are 57 signatories to the Articles of Agreement, one of which, as of February 28, 2025, had not yet ratified, approved or accepted the Articles of Agreement. Consequently, as of February 28, 2025, the Bank had 56 founding members.

As of February 28, 2025, the Bank had 100 members (49 regional and 51 non-regional). See “Table 1: Membership and Capital Allocation” below.

As of February 28, 2025, the Bank also had 10 prospective members (four regional and six non-regional). Prospective members denote those jurisdictions whose membership applications have already been approved by the Board of Governors, but that have not become members yet. As of February 28, 2025, the Bank’s prospective regional members were: Armenia, Kuwait, Lebanon and the Solomon Islands. As of February 28, 2025, the Bank’s prospective non-regional members were: Bolivia, Mauritania, Nigeria, Senegal, Tanzania and Venezuela. For Kuwait, which is the only remaining signatory to the Articles of Agreement that has not yet ratified, approved or accepted the Articles of Agreement, the deadline for accession is July 1, 2025, and for other prospective members, the deadline for accession is December 31, 2025, except to the extent these deadlines are extended by the Board of Governors.

If a member fails to fulfill any of its obligations to the Bank, the Board of Governors may suspend such member by an affirmative vote of two-thirds of the total number of Governors, representing not less than three-fourths of the total voting power of AIIB’s members (a “Super Majority Vote”). A suspended member automatically ceases to be a member one year from the date of its suspension, unless the Board of Governors decides by a Super Majority Vote to restore the member to good standing. Other than the right of withdrawal, a suspended member is not allowed to exercise any rights under the Articles of Agreement, but remains subject to all obligations under the Articles of Agreement.

Relationships with Other International Financial Institutions

In the interest of partnership and cooperation, the Bank has in effect Memoranda of Understanding that address, among other things, areas and forms of cooperation with several international financial institutions. As of December 31, 2024, the Bank had in effect Memoranda of Understanding with the African Development Bank, the African Development Fund, Agence Française de Développement, ADB, Banco Nacional de Desenvolvimento Econômico e Social, the China International Development Cooperation Agency, Corporación Andina de Fomento, the European Bank for Reconstruction and Development (“EBRD”), the European Investment Bank, the European Stability Mechanism, the Export-Import Bank of China, FONPLATA Development Bank, the Food and Agriculture Organization of the United Nations, the International Fund for Agricultural Development (“IFAD”), the International Renewable Energy Agency, the Islamic Development Bank Group (“IsDB”), Kreditanstalt für Wiederaufbau, the Multilateral Cooperation Center for Development Finance (“MCDF”), the New Development Bank (“NDB”), the OPEC Fund for International Development, the Saudi Fund for Development, the United Nations Department for Safety and Security, the United Nations Development Programme and the World Bank Group. As of December 31, 2024, the Bank had also entered into Co-Financing Framework Agreements with certain World Bank Group entities (IBRD and the International Development Association (“IDA”)), ADB, EBRD and Agence Française de Développement.

Capital Structure

The authorized capital of the Bank consists of US$100,000,000,000 divided into paid-in shares having an aggregate par value of US$20,000,000,000 and callable shares having an aggregate par value of US$80,000,000,000. As of December 31, 2024, the members had subscribed an aggregate of US$97,037,800,000 of the Bank’s share capital, of which US$19,407,500,000 was paid-in and US$77,630,300,000 was callable.

Payment of subscribed, paid-in capital is due in five installments, except for members designated as less developed countries, which may pay in up to ten installments. As of December 31, 2024, US$19,172,746,690 had been received from members, all in convertible currency, US$218,353,263 was due but not yet received and US$16,400,047 was not yet due. Capital subscriptions may be paid in U.S. dollars or in other convertible currency. However, to the extent that a member is a less developed country, the member may pay a portion of up to 50% of each installment in the currency of the member, with the Bank having discretion as to what amount is equivalent to the full value in terms of U.S. dollars and the member maintaining the value of all such currency held by the Bank should the member’s currency depreciate in the Bank’s opinion.

The authorized capital stock of the Bank may be increased only by a Super Majority Vote.

Total voting power of each member consists of the sum of its basic votes, share votes and, in the case of a founding member, its founding member votes. A member’s basic votes equal 12% of the aggregate sum of basic votes, share votes and founding member votes of all the members, divided by the number of members. Share votes consist of the number of shares of the capital stock of the Bank subscribed to by that member. All rights, including voting rights, acquired in respect of paid-in and associated callable shares for which payments are due but have not been received are suspended until full payment is received by the Bank. Each founding member is allocated 600 founding member votes.

Table 1: Membership and Capital Allocation(1)

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million US$)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Regional
Afghanistan	2017	86.6	0.0892%	520	—	1,354	1,874	0.1661%
Australia	2015	3,691.2	3.8037%	36,912	600	1,354	38,866	3.4440%
Azerbaijan	2016	254.1	0.2618%	2,541	600	1,354	4,495	0.3983%
Bahrain	2018	103.6	0.1068%	1,036	—	1,354	2,390	0.2118%
Bangladesh	2016	660.5	0.6806%	5,945	600	1,354	7,899	0.6999%
Brunei Darussalam	2015	52.4	0.0540%	524	600	1,354	2,478	0.2196%
Cambodia	2016	62.3	0.0642%	623	600	1,354	2,577	0.2284%
China	2015	29,780.4	30.6877%	297,804	600	1,354	299,758	26.5624%
Cook Islands	2020	0.5	0.0005%	5	—	1,354	1,359	0.1204%
Cyprus	2018	20.0	0.0206%	200	—	1,354	1,554	0.1377%
Fiji	2017	12.5	0.0129%	125	—	1,354	1,479	0.1311%
Georgia	2015	53.9	0.0555%	539	600	1,354	2,493	0.2209%
Hong Kong, China	2017	765.1	0.7884%	7,651	—	1,354	9,005	0.7980%
India	2016	8,367.3	8.6222%	83,673	600	1,354	85,627	7.5877%
Indonesia	2016	3,360.7	3.4631%	33,607	600	1,354	35,561	3.1512%
Iran	2017	1,580.8	1.6290%	9,485	600	1,354	11,439	1.0136%
Iraq	2022	25.0	0.0258%	250	—	1,354	1,604	0.1421%
Israel	2016	749.9	0.7727%	7,499	600	1,354	9,453	0.8377%
Jordan	2015	119.2	0.1228%	1,192	600	1,354	3,146	0.2788%
Kazakhstan	2016	729.3	0.7515%	7,293	600	1,354	9,247	0.8194%
Korea	2015	3,738.7	3.8526%	37,387	600	1,354	39,341	3.4861%
Kyrgyzstan	2016	26.8	0.0276%	268	600	1,354	2,222	0.1969%
Lao PDR	2016	43.0	0.0443%	430	600	1,354	2,384	0.2113%
Malaysia	2017	109.5	0.1128%	1,095	600	1,354	3,049	0.2702%
Maldives	2016	7.2	0.0074%	65	600	1,354	2,019	0.1789%
Mongolia	2015	41.1	0.0424%	411	600	1,354	2,365	0.2096%
Myanmar	2015	264.5	0.2726%	1,587	600	1,354	3,541	0.3138%
Nauru	2025	0.5	0.0005%	5	—	1,354	1,359	0.1204%
Nepal	2016	80.9	0.0834%	809	600	1,354	2,763	0.2448%
New Zealand	2015	461.5	0.4756%	4,615	600	1,354	6,569	0.5821%
Oman	2016	259.2	0.2671%	2,592	600	1,354	4,546	0.4028%
Pakistan	2015	1,034.1	1.0656%	10,341	600	1,354	12,295	1.0895%
Papua New Guinea	2024	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Philippines	2016	979.1	1.0089%	9,791	600	1,354	11,745	1.0408%
Qatar	2016	604.4	0.6228%	6,044	600	1,354	7,998	0.7087%
Russia	2015	6,536.2	6.7353%	65,362	600	1,354	67,316	5.9651%
Samoa	2018	2.1	0.0022%	21	—	1,354	1,375	0.1218%
Saudi Arabia	2016	2,544.6	2.6221%	25,446	600	1,354	27,400	2.4280%

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million US$)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Singapore	2015	250.0	0.2576%	2,500	600	1,354	4,454	0.3947%
Sri Lanka	2016	269.0	0.2772%	2,690	600	1,354	4,644	0.4115%
Tajikistan	2016	30.9	0.0318%	278	600	1,354	2,232	0.1978%
Thailand	2016	1,427.5	1.4710%	14,275	600	1,354	16,229	1.4381%
Timor-Leste	2017	16.0	0.0165%	160	—	1,354	1,514	0.1342%
Tonga	2021	1.2	0.0012%	10	—	1,354	1,364	0.1208%
Türkiye	2016	2,609.9	2.6894%	26,099	600	1,354	28,053	2.4859%
UAE	2016	1,185.7	1.2218%	11,857	600	1,354	13,811	1.2238%
Uzbekistan	2016	219.8	0.2265%	2,198	600	1,354	4,152	0.3679%
Vanuatu	2018	0.5	0.0005%	5	—	1,354	1,359	0.1204%
Viet Nam	2016	663.3	0.6835%	6,633	600	1,354	8,587	0.7609%

Total Regional		73,887.5	76.1387%	730,447	21,600	66,346	818,393	72.5201%

Non-Regional
Algeria	2019	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Argentina	2021	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Austria	2015	500.8	0.5161%	5,008	600	1,354	6,962	0.6169%
Belarus	2019	64.1	0.0661%	641	—	1,354	1,995	0.1768%
Belgium	2019	284.6	0.2933%	2,846	—	1,354	4,200	0.3722%
Benin	2020	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Brazil	2020	5.0	0.0052%	50	600	1,354	2,004	0.1776%
Canada	2018	995.4	1.0257%	7,963	—	1,354	9,317	0.8256%
Chile	2021	10.0	0.0103%	100	—	1,354	1,454	0.1288%
Côte d’Ivoire	2020	5.0	0.0052%	41	—	1,354	1,395	0.1236%
Croatia	2021	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Denmark	2016	369.5	0.3808%	3,695	600	1,354	5,649	0.5006%
Djibouti	2024	0.5	0.0005%	5	—	1,354	1,359	0.1204%
Ecuador	2019	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Egypt	2016	650.5	0.6703%	6,505	600	1,354	8,459	0.7496%
El Salvador	2025	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Ethiopia	2017	45.8	0.0472%	458	—	1,354	1,812	0.1606%
Finland	2016	310.3	0.3198%	3,103	600	1,354	5,057	0.4481%
France	2016	3,375.6	3.4784%	33,756	600	1,354	35,710	3.1644%
Germany	2015	4,484.2	4.6208%	44,842	600	1,354	46,796	4.1467%
Ghana	2020	5.0	0.0052%	20	—	1,354	1,374	0.1218%
Greece	2019	10.0	0.0103%	100	—	1,354	1,454	0.1288%
Guinea	2019	5.0	0.0052%	20	—	1,354	1,374	0.1218%
Hungary	2017	100.0	0.1030%	1,000	—	1,354	2,354	0.2086%
Iceland	2016	17.6	0.0181%	176	600	1,354	2,130	0.1887%
Ireland	2017	131.3	0.1353%	1,313	—	1,354	2,667	0.2363%
Italy	2016	2,571.8	2.6502%	25,718	600	1,354	27,672	2.4521%
Kenya	2024	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Liberia	2021	5.0	0.0052%	30	—	1,354	1,384	0.1226%
Libya	2023	52.6	0.0542%	526	—	1,354	1,880	0.1666%

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million US$)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Luxembourg	2015	69.7	0.0718%	697	600	1,354	2,651	0.2349%
Madagascar	2018	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Malta	2016	13.6	0.0140%	136	600	1,354	2,090	0.1852%
Morocco	2022	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Netherlands	2015	1,031.3	1.0627%	10,313	600	1,354	12,267	1.0870%
Norway	2015	550.6	0.5674%	5,506	600	1,354	7,460	0.6611%
Peru	2022	154.6	0.1593%	1,546	—	1,354	2,900	0.2570%
Poland	2016	831.8	0.8571%	8,318	600	1,354	10,272	0.9102%
Portugal	2017	65.0	0.0670%	650	600	1,354	2,604	0.2307%
Romania	2018	153.0	0.1577%	1,530	—	1,354	2,884	0.2556%
Rwanda	2020	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Serbia	2019	5.0	0.0052%	50	—	1,354	1,404	0.1244%
South Africa	2023	5.0	0.0052%	50	600	1,354	2,004	0.1776%
Spain	2017	1,761.5	1.8152%	17,615	600	1,354	19,569	1.7341%
Sudan	2018	59.0	0.0608%	169	—	1,354	1,523	0.1350%
Sweden	2016	630.0	0.6492%	6,300	600	1,354	8,254	0.7314%
Switzerland	2016	706.4	0.7279%	7,064	600	1,354	9,018	0.7991%
Togo	2023	5.0	0.0052%	50	—	1,354	1,404	0.1244%
Tunisia	2022	5.0	0.0052%	50	—	1,354	1,404	0.1244%
United Kingdom	2015	3,054.7	3.1478%	30,547	600	1,354	32,501	2.8800%
Uruguay	2020	5.0	0.0052%	50	—	1,354	1,404	0.1244%

Total Non-Regional		23,155.8	23.8613%	229,057	12,000	69,054	310,111	27.4799%

Grand Total		97,043.3	100.0000%	959,504	33,600	135,400	1,128,504	100.0000%

Note:

Subscription and voting figures are as of February 28, 2025.

As shown in the table above, China holds the largest percentage of voting power, with 26.5624% of the total as of February 28, 2025. Because Super Majority Votes require in part the affirmative vote of Governors representing not less than three-fourths of the total voting power of AIIB’s members, any member with over 25% of AIIB’s total voting power could effectively prevent actions requiring a Super Majority Vote from occurring. See “Governance and Administration–Board of Governors” for further information on the types of measures that require a Super Majority Vote.

Withdrawal and Suspension

Pursuant to Article 37 of the Articles of Agreement, any member may withdraw from the Bank at any time by delivering a notice to the Bank, and such withdrawal will become effective (and the withdrawing member’s membership will cease) on the date specified in the notice but no sooner than six months after the date that notice is received by the Bank. At any time before the withdrawal becomes effective, the member may cancel its notice of intention to withdraw. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject as of the date of delivery of the withdrawal notice. At the time membership ceases, the Bank shall arrange for the repurchase of the withdrawing member’s shares by the Bank as a part of the settlement of accounts with such member.

Pursuant to Article 38 of the Articles of Agreement, if a member fails to fulfill any of its obligations to the Bank, the Board of Governors may suspend such member by a Super Majority Vote. See “Governance and Administration–Board of Governors.” A suspended member shall automatically cease to be a member one year from the date of its suspension, unless the Board of Governors decides by a Super Majority Vote to restore the member to good standing. While under suspension, a member shall not be entitled to exercise any rights under the Articles of Agreement, except the right of withdrawal, but shall remain subject to all its obligations.

Reserves

Pursuant to Article 18(1) of the Articles of Agreement, the Board of Governors shall determine at least annually what part of the net income of AIIB shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth AIIB’s capitalization and indebtedness as of December 31, 2024 and does not give effect to any transaction since December 31, 2024:

As of December 31, 2024
(in thousands of US$)
Borrowings	32,953,799
Members’ equity
Paid-in capital	19,407,500
Reserves for accretion of paid-in capital receivables	(418)
Reserves for unrealized loss in fair-valued borrowings arising from changes in own credit risk	(193,752)
Retained earnings	3,244,205

Total members’ equity	22,457,535

Since December 31, 2024 and through March 26, 2025, the date of the signing of the 2024 Audited Financial Statements (as defined below), there have been no material changes to the capitalization and indebtedness of the Bank, except for the changes in amounts of outstanding borrowings reflected in the following table and the note to the table. The following table sets forth the amounts of AIIB’s outstanding borrowings as of December 31, 2024 and as of March 26, 2025:

	As of March 26, 2025(1)		As of December 31, 2024(1)
Currency	Amount (in millions)	Amount (in millions of US$)	Amount (in millions)	Amount (in millions of US$)
Australian dollars	2,050.00	1,296.22	1,550.00	963.48
Chinese yuan	21,563.00	2,966.95	19,223.00	2,628.57
Euro	2,650.00	2,861.74	2,650.00	2,761.04
Georgian lari	266.60	96.11	266.60	94.87
Hong Kong dollars	8,630.00	1,109.90	5,780.00	744.46
Indian rupee	103,820.00	1,211.58	88,820.00	1,037.42
Indonesian rupiah	267,000.00	16.02	267,000.00	16.02
Mexican pesos	20,151.75	1,002.35	15,151.75	731.53
Philippine pesos	3,800.00	65.85	4,800.00	82.80
Polish złoty	100.00	25.89	100.00	24.40
Pound sterling	3,800.00	4,905.04	3,300.00	4,142.82
Russian rubles	6,444.10	76.43	6,677.70	60.97
South African rand	500.00	27.40	500.00	26.67
Swiss franc	300.00	339.52	200.00	221.61
Thai baht	350.00	10.31	350.00	10.23
Turkish lira	6,650.00	174.96	6,650.00	188.06
U.S. dollars	21,800.00	21,800.00	19,800.00	19,800.00
Vietnamese dong	700,000.00	28.00	400,000.00	16.00

Total		38,014.26		33,550.94

Notes:

(1)

The amounts set forth in this table exclude amounts of borrowings issued pursuant to AIIB’s Euro-Commercial Paper Programme. Pursuant to this programme, between December 31, 2024 and March 26, 2025, AIIB issued an aggregate amount of US$2,006.7 million of zero coupon notes and redeemed an aggregate amount of US$759.4 million equivalent of zero coupon notes, resulting in a net increase of US$1,247.4 million equivalent of borrowings pursuant to AIIB’s Euro-Commercial Paper Programme.

(2)

The figures included in this table do not include premiums, discounts and other accounting adjustments. For the amounts of AIIB’s borrowings as of December 31, 2024, these accounting adjustments are included in the total amount of borrowings in AIIB’s Statement of Financial Position as at December 31, 2024, which is included in the 2024 Audited Financial Statements (as defined below).

SELECTED FINANCIAL INFORMATION

The financial information included herein as of and for the years ended December 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020 is derived from AIIB’s audited financial statements for those periods, which are included in Exhibit 2 to this annual report on Form 18-K, Exhibit 2 to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2023, Exhibit 2 to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2022, Exhibit 2 to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2021 and Exhibit 2 to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2020, respectively. AIIB’s audited financial statements for those periods were audited by AIIB’s independent auditor PricewaterhouseCoopers. AIIB’s financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

AIIB’s audited financial statements as of and for the years ended December 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020 present fairly, in all material respects, the financial position of the Bank as of December 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020, respectively, and its results of operations and its cash flows for the years ended December 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020, respectively, in accordance with IFRS Accounting Standards. At its meeting held on March 26, 2025, the Board of Directors recommended to the Board of Governors that it approve AIIB’s financial statements as of and for the year ended December 31, 2024 (the “2024 Audited Financial Statements”) pursuant to its authority under Article 23 of the Articles of Agreement. The 2024 Audited Financial Statements have been submitted for approval to the Board of Governors.

The selected financial information should be read in conjunction with the Financial Statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this annual report on Form 18-K.

	Year ended December 31,
	2024	2023	2022	2021	2020

	(in thousands of US$)
Selected Profit and Loss Information
Interest income	2,227,473	1,870,475	683,925	243,692	343,148
Interest expense	(1,140,775)	(794,231)	(333,335)	(189,522)	(92,186)

Net interest income	1,086,698	1,076,244	350,590	54,170	250,962
Net fee and commission income	42,961	33,523	36,215	23,263	14,775
Net gain on financial instruments measured at fair value through profit or loss and foreign exchange(1)	227,576	148,745	125,924	166,873	175,927
Net loss on financial instruments measured at amortized cost	(181)	(4,492)	(14,955)	(6,848)	(17,738)
Impairment provision	55,840	10,295	(120,066)	(23,211)	(93,438)
General and administrative expenses	(264,880)	(233,669)	(188,166)	(164,102)	(162,789)

Operating profit for the year	1,148,014	1,030,646	189,542	50,145	167,699
Accretion of paid-in capital receivables	666	1,274	2,357	4,783	7,556

Net profit for the period	1,148,680	1,031,920	191,899	54,928	175,255
Other comprehensive income
- Items will not be reclassified to profit or loss
Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	(142,012)	(61,288)	71,170	(37,919)	(23,703)

Total comprehensive income	1,006,668	970,632	263,069	17,009	151,552

	As of December 31,
	2024	2023	2022	2021	2020

	(in thousands of US$)
Selected Balance Sheet Information
Total assets	57,116,442	53,792,973	47,409,248	40,238,139	32,081,580
Total liabilities	34,658,907	32,344,116	26,943,523	20,072,221	11,937,823
Total members’ equity	22,457,535	21,448,857	20,465,725	20,165,918	20,143,757

Total liabilities and members’ equity	57,116,442	53,792,973	47,409,248	40,238,139	32,081,580

Note:

(1)

Beginning with the year ended December 31, 2024, the Bank has combined the presentation of net gain on financial instruments measured at fair value through profit or loss and net foreign exchange loss or gain, and has elected to measure the Bank’s share of gain or loss on investment in associate through fair value through profit or loss and foreign exchange (see Notes B3.1, B3.4 and C3 to the 2024 Audited Financial Statements). Prior year periods have been adjusted to conform with the presentation for the year ended December 31, 2024.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “2024 Audited Financial Statements” in Exhibit 2 of this annual report on Form 18-K.

Overview

AIIB is an MDB with a mandate to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions. The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment. The Bank maintains its principal office in Beijing, China and has an additional office in Abu Dhabi, the UAE.

The Bank’s mission is “Financing Infrastructure for Tomorrow,” which reflects AIIB’s commitment to sustainability, be it financial, economic, social or environmental in nature. The Bank has identified the following thematic priorities:

•

Green Infrastructure: Prioritizing green infrastructure and supporting its members to meet their environmental and development goals by financing projects that deliver local environmental improvements and investments dedicated to climate action;

•

Connectivity and Regional Cooperation: Prioritizing projects that facilitate better domestic and cross-border infrastructure connectivity within Asia and between Asia and the rest of the world, and supporting projects that complement cross-border infrastructure connectivity by generating direct measurable benefits in enhancing regional trade, investment and digital and financial integration across Asian economies and beyond;

•

Technology-enabled Infrastructure: Supporting projects where the application of technology delivers better value, quality, productivity, efficiency, resilience, sustainability, inclusion, transparency or better governance along the full project life cycle; and

•	Private Capital Mobilization: Supporting projects that directly or indirectly mobilize private financing into sectors within the Bank’s mandate.

Critical Accounting Policies

AIIB’s financial statements are prepared in accordance with IFRS Accounting Standards. The financial year of the Bank begins on January 1 and ends on December 31 of each year.

The Bank has adopted all of the IFRS Accounting Standards and interpretations effective for annual periods beginning with the financial year commencing on January 16, 2016, the date the Bank commenced operations. AIIB’s financial statements are prepared under the historical cost convention, except for those financial assets and liabilities measured at fair value. The financial statements are prepared on a going concern basis. AIIB’s functional and presentation currency is the U.S. dollar.

The preparation of financial statements in conformity with IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s policies. The areas involving a higher degree of judgment or complexity or areas where judgments or estimates are significant to the 2024 Audited Financial Statements are disclosed therein under Note B5.

Internal Control over Financial Reporting

The management of the Bank is responsible for establishing, implementing and maintaining effective internal control over financial reporting for financial presentation and measurement in conformity with IFRS Accounting Standards. The Bank’s control over financial reporting is reviewed by the Audit and Risk Committee of the Board of Directors, and is designed to provide reasonable assurance with respect to the preparation of financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, the effectiveness of an internal control system can change with circumstances, such as changes in business and operating environment, including the increased relevance of technology and considerations on outsourcing of functions, systems and platforms.

The management of the Bank assessed the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2024, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Bank’s management asserts that, as of December 31, 2024, the Bank maintained effective internal control over its financial reporting as set out in the 2024 Audited Financial Statements.

PricewaterhouseCoopers was engaged to perform a reasonable assurance engagement on the assessment by the Bank’s management that the Bank maintained effective internal control over financial reporting as of December 31, 2024, as stated in its report included in Exhibit 2 of this annual report on Form 18-K.

Income Statement

Interest Income

Interest income mainly consists of (i) interest earned on loan investments, including the amortization of front-end fees and other costs related to loan origination; (ii) interest earned on debt securities; and (iii) interest earned on cash, cash equivalents and deposits (primarily, term deposits).

Years Ended December 31, 2024 and 2023. AIIB’s total interest income increased to US$2,227.5 million for the year ended December 31, 2024 from US$1,870.5 million for the year ended December 31, 2023, mainly as a result of an increase in interest income earned on loan investments and on debt securities, which was offset in part by a decrease in interest income from cash, cash equivalents and deposits. Interest income from loan investments increased to US$1,527.8 million for the year ended December 31, 2024 from US$1,223.7 million for the year ended December 31, 2023, mainly due to an increase in AIIB’s loan volume, as well as higher interest rates. Interest income from debt securities increased to US$391.0 million for the year ended December 31, 2024 from US$183.9 million for the year ended December 31, 2023, mainly as a result of an increase in the amount of debt securities held by AIIB combined with a higher interest rate environment. Interest income from cash, cash equivalents and deposits decreased to US$308.6 million for the year ended December 31, 2024 from US$462.9 million for the year ended December 31, 2023, mainly as a result of a lower average cash and cash equivalent balance during the year ended December 31, 2024, as compared to the average cash and cash equivalent balance during the year ended December 31, 2023.

For the year ended December 31, 2024, 69% of AIIB’s total interest income was from loan investments, 18% was from debt securities and 14% was from cash, cash equivalents and deposits. For the year ended December 31, 2023, 65% of AIIB’s total interest income was from loan investments, 25% was from cash, cash equivalents and deposits and 10% was from debt securities.

Interest Expense

Interest expense mainly consists of interest expense on borrowings.

Years Ended December 31, 2024 and 2023. AIIB’s interest expense increased to US$1,140.8 million for the year ended December 31, 2024 from US$794.2 million for the year ended December 31, 2023, mainly as a result of higher interest rates and an increase in outstanding bond issuances. The table below sets forth the aggregate amounts of AIIB’s outstanding borrowings as of December 31, 2024 and December 31, 2023:

	As of December 31, 2024 (1)		As of December 31, 2023 (1)
Currency	Amount (in millions)	Amount (in millions of US$)	Amount (in millions)	Amount (in millions of US$)
Australian dollars	1,550.00	963.48	1,550.00	1,057.41
Chinese yuan	19,223.00	2,628.57	11,685.00	1,643.03
Euro	2,650.00	2,761.04	1,650.00	1,825.07
Georgian lari	266.60	94.87	266.60	99.20
Hong Kong dollars	5,780.00	744.46	5,860.00	750.20
Indian rupee	88,820.00	1,037.42	23,570.00	283.31
Indonesian rupiah	267,000.00	16.02	1,137,000.00	68.22
Mexican pesos	15,151.75	731.53	10,500.00	620.03
Philippine pesos	4,800.00	82.80	6,900.00	124.61
Polish złoty	100.00	24.40	100.00	25.46
Pound sterling	3,300.00	4,142.82	2,550.00	3,248.70
Russian rubles	6,677.70	60.97	6,677.70	74.72
South African rand	500.00	26.67	560.00	30.16
Swiss franc	200.00	221.61	200.00	237.73
Thai baht	350.00	10.23	350.00	10.21
Turkish lira	6,650.00	188.06	12,310.00	416.57
U.S. dollars	19,800.00	19,800.00	20,125.00	20,125.00
Vietnamese dong	400,000.00	16.00	0.00	0.00

Total		33,550.94		30,639.62

Notes:

(1)

The amounts set forth in this table exclude amounts of borrowings issued pursuant to AIIB’s Euro-Commercial Paper Programme. Pursuant to this programme, between December 31, 2023 and December 31, 2024, AIIB issued an aggregate amount of US$4,486.3 million of zero coupon notes and redeemed an aggregate amount of US$5,336.3 million equivalent of zero coupon notes, resulting in a net decrease of US$850 million equivalent of borrowings pursuant to AIIB’s Euro-Commercial Paper Programme.

(2)

The figures included in this table do not include premiums, discounts and other accounting adjustments that are included in the total amounts of borrowings as at December 31, 2024 and 2023, which are included in AIIB’s Statement of Financial Position as at December 31, 2024, which is included in the 2024 Audited Financial Statements.

Net Interest Income

Net interest income is interest income less interest expense.

Years Ended December 31, 2024 and 2023. Mainly for the reasons set forth above, AIIB’s net interest income increased to US$1,086.7 million for the year ended December 31, 2024 from US$1,076.2 million for the year ended December 31, 2023.

Net Fee and Commission Income

Net fee and commission income mainly consists of (i) loan and guarantee fees charged to borrowers, (ii) administration fees due to AIIB, including fees paid to AIIB for services as administrator of the MCDF and as implementing partner, technical partner or similar for other multilateral partnership facilities, and (iii) co-financing service fees charged in respect of co-financing arrangements, less co-financing service fees paid in respect of co-financing arrangements.

Years Ended December 31, 2024 and 2023. AIIB’s net fee and commission income increased to US$43.0 million for the year ended December 31, 2024 from US$33.5 million for the year ended December 31, 2023, mainly as a result of an increase in loan and guarantee fees resulting from higher loan and guarantee volumes. Loan and guarantee fees increased to US$44.6 million for the year ended December 31, 2024 from US$35.8 million for the year ended December 31, 2023.

Net Gain on Financial Instruments Measured at Fair Value Through Profit or Loss and Foreign Exchange

Net gain on financial instruments measured at fair value and foreign exchange consists of (i) net gain on financial instruments measured at fair value through profit or loss and (ii) net foreign exchange gain or loss.

Net gain on financial instruments measured at fair value through profit or loss reflects the change in fair value of (i) AIIB’s investments in debt securities, including bond investments, commercial paper and certificates of deposit, that are measured at fair value through profit or loss; (ii) portfolios of high credit quality securities managed by external asset managers engaged by AIIB; (iii) AIIB’s own borrowings; (iv) AIIB’s investments in money market funds; (v) AIIB’s investments with equity participation, which include investments in limited partnership funds managed by general partners that make investment decisions on behalf of the limited partners of such funds, investments in venture capital associates and others; (vi) a fixed-income portfolio managed by an external asset manager the primary objective of which is to develop climate bond markets in Asia; and (vii) derivatives associated with each of AIIB’s borrowings, loans and treasury portfolio.

Net foreign exchange gain or loss reflects the change in value, due to movements in currency exchange rates, of financial instruments held by the Bank that are measured at amortized cost. For financial instruments held by the Bank measured at fair value through profit or loss, the change in value due to movements in currency exchange rates is reported as part of their overall change in fair value through profit or loss.

Years Ended December 31, 2024 and 2023. AIIB’s net gain on financial instruments measured at fair value and foreign exchange increased to US$227.6 million for the year ended December 31, 2024 from US$148.7 million for the year ended December 31, 2023, mainly as a result of an increase in the net gain on financial instruments measured at fair value through profit or loss that was partially offset by an increase in net foreign exchange loss. Net gain on financial instruments measured at fair value through profit or loss increased to US$518.4 million for the year ended December 31, 2024 from US$166.4 million for the year ended December 31, 2023. Net foreign exchange loss increased to US$290.8 million for the year ended December 31, 2024 from US$17.7 million for the year ended December 31, 2023.

The net gain on financial instruments measured at fair value through profit or loss for the year ended December 31, 2024 was mainly due to net gains on (i) derivatives AIIB’s has entered into to hedge its loans and treasury investment portfolio; (ii) portfolios of high credit quality securities managed by external asset managers engaged by AIIB; (iii) bond investments of high credit quality; (iv) AIIB’s investments in money market funds; and (v) AIIB’s investments with equity participation. The net gain on financial instruments measured at fair value through profit or loss for the year ended December 31, 2024 was offset in part by fair value losses on AIIB’s borrowings, determined on a net basis including fair value gains on those borrowings and fair value losses on the derivatives entered into to hedge those borrowings. The net gain for the year ended December 31, 2023 was mainly due to fair value gains on (i) AIIB’s treasury investment portfolio, which includes bond investments of high credit quality and high credit quality certificates of deposit and commercial paper; (ii) bond investments managed as part of AIIB’s investment operations, and (iii) limited partnership funds managed by general partners that make investment decisions on behalf of the limited partners of such funds, and was partially offset by fair value losses on AIIB’s own borrowings, determined on a net basis including fair value losses on those borrowings and fair value gains on the derivatives entered into to hedge those borrowings.

The net foreign exchange loss for the year ended December 31, 2024 was mainly due to foreign exchange losses on the Bank’s portfolio of local currency-denominated loans due to the depreciation of the Euro and Russian ruble against the U.S. dollar and the impact such depreciations had on the U.S. dollar value of the Bank’s portfolio of loan currency-denominated loans, as well as foreign exchange losses due to the volatility of the Euro against the U.S. dollar and the impact of such movement on the U.S. dollar value of the Bank’s issuances under its Euro Commercial Paper Programme. The net foreign exchange loss for the year ended December 31, 2023 was mainly due to the depreciation of the Russian ruble, Turkish lira, Chinese yuan and Indian rupee against the U.S. dollar and the impact such depreciations had on the U.S. dollar value of the Bank’s portfolio of local currency-denominated loans, as well as foreign exchange losses due to movement of the Euro against the U.S. dollar and the impact of such movement on the U.S. dollar value of the Bank’s issuances under its Euro Commercial Paper Programme.

Net Loss on Financial Instruments Measured at Amortized Cost

Net gain or loss on financial instruments measured at amortized cost reflects the change in amortized cost of the Bank’s investments in (i) a fixed-income portfolio of high credit quality securities with a hold-to-maturity strategy managed by an external asset manager engaged by AIIB; (ii) a fixed-income portfolio of high credit quality securities with a hold-to-maturity strategy, managed internally by AIIB; and (iii) a fixed-income portfolio which comprises, among others, Asian infrastructure-related bonds.

Years Ended December 31, 2024 and 2023. AIIB’s net loss on financial instruments measured at amortized cost was US$0.2 million for the year ended December 31, 2024 and US$4.5 million for the year ended December 31, 2023. The net loss for the year ended December 31, 2024 and the year ended December 31, 2023 mainly resulted from the disposal of certain bonds in the fixed-income portfolio which comprises, among others, Asian infrastructure-related bonds.

Impairment Provision

AIIB uses an expected credit loss (“ECL”) model to estimate credit losses on financial assets, such as loan disbursements or bond investments, and on other instruments, such as undrawn loan commitments and issued guarantees. AIIB recognizes an ECL allowance at each reporting date and recognizes an impairment provision (either an impairment loss or the reversal of an impairment loss) that reflects the change in the ECL allowance between such reporting date and the previous reporting date. Impairment provisions are driven in large part by changes in loan volumes, risk parameters related to macroeconomic outlook and changes in AIIB’s assessment of the credit risk of individual financings. See “Operations of AIIB–Quality of Financing Portfolio,” “Risk Management–Risk Types–Credit Risk” and Notes B.3.3.6, B5.1 and D3 to the 2024 Audited Financial Statements for further discussion of the Bank’s credit quality analysis.

Years Ended December 31, 2024 and 2023. AIIB released an impairment provision of US$55.8 million for the year ended December 31, 2024, compared to an impairment provision of US$10.3 million that was released for the year ended December 31, 2023. The release of an impairment provision for the year ended December 31, 2024 was mainly due to revisions to AIIB’s methodology for calculating ECL in respect of expected recoveries in the case of defaults of sovereign-backed loans beginning with the nine-month period ended September 30, 2024, as well as AIIB’s full exit from a credit impaired loan, which were partially offset by ECL increases in respect of certain non-sovereign backed loans. AIIB has determined that if it had not made revisions to its methodology for calculating ECL in respect of expected recoveries in the case of defaults of sovereign-backed loans, ECL would have been approximately US$119 million higher as of September 30, 2024.

The release of an impairment provision for the year ended December 31, 2023 was mainly due to a lower ECL allowance recognized in relation to AIIB’s loan investment portfolio as a result of a more stable forward-looking economic and credit outlook for emerging economies.

See “Risk Management–Risk Types–Credit Risk” for further information, including regarding revisions during the nine months ended September 30, 2024 to AIIB’s methodology for calculating ECL.

General and Administrative Expenses

General and administrative expenses mainly consist of (i) staff costs, such as short-term employee benefits, including salaries, location premiums and medical and life insurance, and costs related to AIIB’s defined contribution (i.e., retirement) plans; (ii) professional service expenses; (iii) IT services; (iv) facilities and administration expenses (v) travel expenses; (vi) issuance cost in respect of borrowings; and (vii) other expenses.

Years Ended December 31, 2024 and 2023. AIIB’s general and administrative expenses increased to US$264.9 million for the year ended December 31, 2024 from US$233.7 million for the year ended December 31, 2023, mainly due to an increase in staff costs, professional service expenses, IT services, as well as travel and other expenses. Mainly as the result of the continuing ramp-up of AIIB’s organizational activities, staff costs increased to US$138.1 million for the year ended December 31, 2024 from US$117.5 million for the year ended December 31, 2023, professional service expenses increased to US$45.1 million for the year ended December 31, 2024 from

US$37.5 million for the year ended December 31, 2023, IT services expenses increased to US$25.1 million for the year ended December 31, 2024 from US$23.5 million for the year ended December 31, 2023, travel expenses increased to US$15.3 million for the year ended December 31, 2024 from US$14.0 million for the year ended December 31, 2023 and other expenses increased to US$14.7 million for the year ended December 31, 2024 from US$13.0 million for the year ended December 31, 2023.

Operating Profit

Years Ended December 31, 2024 and 2023. Mainly for the reasons set forth above, AIIB’s operating profit increased to US$1,148.0 million for the year ended December 31, 2024 from US$1,030.6 million for the year ended December 31, 2023.

Accretion of Paid-in Capital Receivables

Paid-in capital receivables represent amounts due from the Bank’s members in respect of paid-in capital. These amounts are initially recognized at fair value, which reflects the discounted present value of future paid-in capital inflows, and subsequently measured at amortized cost. The difference between amortized cost and fair value is accounted for as a reserve under members’ equity and is accreted through the income statement using the effective interest method.

Years Ended December 31, 2024 and 2023. AIIB’s accretion of paid-in capital receivables decreased to US$0.7 million for the year ended December 31, 2024 from US$1.3 million for the year ended December 31, 2023. This decrease was mainly due to lower contractual balances in paid-in capital receivables as of January 1, 2024 compared to January 1, 2023.

Other Comprehensive Income

For financial liabilities, such as AIIB’s borrowings, that are designated at fair value through profit or loss, fair value changes attributable to changes in AIIB’s own credit risk are recognized in other comprehensive income (while other fair value changes are recognized under net gain or loss on financial instruments measured at fair value through profit or loss). Upon maturity of such financial liabilities, the recognition in other comprehensive income of fair value changes attributable to changes in AIIB’s own credit risk is reversed.

Years Ended December 31, 2024 and 2023. AIIB experienced an unrealized loss on borrowings arising from changes in AIIB’s own credit risk of US$142.0 million for the year ended December 31, 2024, compared to an unrealized loss of US$61.3 million for the year ended December 31, 2023. The unrealized loss on borrowings for each of the year ended December 31, 2024 and the year ended December 31, 2023 was mainly the result of the tightening of the Bank’s overall credit spread against the relevant benchmark discount curves, particularly the U.S. dollar discount curve. The tightening of the Bank’s own credit spread during each of the year ended December 31, 2024 and the year ended December 31, 2023 reflected decreases in credit spreads in financial markets as compared to the year ended December 31, 2023, and the year ended December 31, 2022, respectively.

Total Comprehensive Income

Years Ended December 31, 2024 and 2023. Mainly for the reasons set forth above, AIIB’s total comprehensive income increased to US$1,006.7 million for the year ended December 31, 2024 from US$970.6 million for the year ended December 31, 2023.

Balance Sheet

Assets

Total assets mainly consist of (i) loan investments at amortized cost; (ii) investments at fair value through profit or loss; (iii) debt securities at amortized cost; (iv) cash and cash equivalents; (v) derivative assets; (vi) other assets, including cash collateral receivables; (vii) term deposits with initial maturities of more than three months; and (viii) paid-in capital receivables.

Investments at fair value through profit or loss mainly consist of (i) debt securities of high credit quality, such as bonds, certificates of deposit and commercial paper, which are mostly actively managed in the Bank’s treasury investment portfolio, and securities for infrastructure and development purposes in the bank’s investment operations portfolio; (ii) investments in portfolios of high credit quality securities managed by external asset managers engaged by AIIB; (iii) investments with equity participation, which include investments in limited partnership funds managed by general partners that make investment decisions on behalf of the limited partners of such funds, investments in venture capital associates and others; and (iv) a fixed-income portfolio managed by an external asset manager the primary objective of which is to develop climate bond markets in Asia. Debt securities at amortized cost consist of (i) a fixed-income portfolio of high credit quality securities with a hold-to-maturity strategy managed by an external asset manager engaged by AIIB; (ii) a fixed-income portfolio of high credit quality securities with a hold-to-maturity strategy, managed internally by AIIB; and (iii) a fixed-income portfolio which comprises, among others, Asian infrastructure-related bonds. Cash and cash equivalents consist of (i) term deposits with initial maturities of three months or less; (ii) money market funds; and (iii) demand deposits. Cash collateral receivables reflect the collateral paid to swap counterparties.

Assets of the Bank include high-quality liquid assets, which are defined as cash or assets that can be converted into cash at little or no loss in value.

As of December 31, 2024 and 2023. As of December 31, 2024, AIIB’s total assets were US$57,116.4 million, compared to total assets of US$53,793.0 million as of December 31, 2023. This increase resulted mainly from (i) an increase of US$4,667.7 million in loan investments at amortized cost; (ii) an increase of US$3,482.1 million in debt securities at amortized cost; and (iii) an increase of US$215.8 million in derivative assets, offset in part by a decrease of US$2,646.8 million in term deposits with initial maturities of more than three months and a decrease of US$2,096.7 million in investments at fair value through profit or loss. The decrease in term deposits with initial maturities of more than three months mainly reflects the Bank’s allocation of liquidity to term deposits with initial maturities of less than three months and to debt securities measured at amortized cost.

Liabilities

Total liabilities mainly consist of (i) borrowings; (ii) derivative liabilities; (iii) other liabilities, such as cash collateral payables, payable and advance receipt for unsettled trades (which are ordinary-course trades executed but not settled in advance of the reporting date), bank overdrafts, deferred interest, accrued expenses, financial guarantee liabilities, staff costs payable, lease liability and loan provisions; and (iv) prepaid paid-in capital.

As of December 31, 2024 and 2023. As of December 31, 2024, AIIB’s total liabilities were US$34,658.9 million, compared to total liabilities of US$32,344.1 million as of December 31, 2023. This increase resulted primarily from (i) an increase of US$2,425.7 million in borrowings (see “ –Income Statement–Interest Expense”) and (ii) an increase of US$295.1 million in other liabilities mainly associated with cash collateral payable and payable and advance receipt for unsettled trades, offset in part by a decrease of US$406.4 million in derivative liabilities.

Members’ Equity

Members’ equity consists of (i) paid-in capital; (ii) retained earnings; (iii) reserves for unrealized loss on borrowings measured at fair value attributable to changes in the Bank’s own credit risk; and (iv) reserves for accretion of paid-in capital receivables.

As of December 31, 2024 and 2023. As of December 31, 2024, AIIB’s total members’ equity was US$22,457.5 million, compared to total members’ equity of US$21,448.9 million as of December 31, 2023. This increase mainly resulted from an increase of US$1,148.0 million in retained earnings and an increase of US$2.1 million in paid-in capital, offset in part by an increase of US$142.0 million in unrealized loss on borrowings measured at fair value arising from changes in AIIB’s own credit risk.

Asset Quality

As of December 31, 2024, no AIIB assets were categorized as overdue or written off, except for (i) seven bond investments measured at amortized cost that were assessed as credit impaired with a carrying amount of US$1.0 million (net of the associated ECL allowance); and (ii) US$218.4 million of overdue contractual undiscounted paid-in capital receivables, which are not considered impaired.

Debt Record

AIIB has never defaulted on the payment of principal of, or premium or interest on, any debt obligation.

External Auditor Work Papers

There has been a continued regulatory focus in the United States on potential restrictions under national law, in particular under Chinese law, on access to audit and other information. The Sarbanes-Oxley Act of 2002 directs the U.S. Public Company Accounting Oversight Board (the “PCAOB”) to inspect PCAOB-registered public accounting firms in the United States and in other jurisdictions and authorizes the PCAOB to investigate certain potential violations by those firms and their associated persons. An inability of the PCAOB to conduct inspections in a jurisdiction would prevent the PCAOB from fully evaluating audits and quality control procedures of external auditors located in that jurisdiction, and investors in the securities of an issuer with an external auditor located in that jurisdiction would be deprived of the benefits of such PCAOB inspections. In particular, it would be more difficult to evaluate the effectiveness of the audit procedures or quality control procedures of an issuer’s external auditor as compared to auditors in jurisdictions where the PCAOB may conduct inspections, and investors and potential investors in securities of an issuer could lose confidence in the issuer’s audit procedures and financial information and the quality of its financial statements.

In December 2020, the U.S. Congress enacted the Holding Foreign Companies Accountable Act (the “HFCA Act”), which, as amended in December 2022, requires the U.S. Securities and Exchange Commission (the “SEC”) to prohibit securities of certain issuers (“HFCA Act Covered Issuers”) required to file reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from being listed on U.S. securities exchanges or traded “over-the-counter” if an issuer retains an accounting firm that cannot be inspected by the PCAOB for a period of two consecutive years. The Bank is not required to file reports under Section 13 or 15(d) of the Exchange Act and, therefore, is not an HFCA Act Covered Issuer.

Pursuant to SEC rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act, the SEC will identify as a “Commission-Identified Issuer” any HFCA Act Covered Issuer that has filed an annual report containing an audit report issued by a PCAOB-registered accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction in which the accounting firm has a branch or office, and the SEC will impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for two consecutive years. The SEC made its first identifications of certain HFCA Act Covered Issuers as Commission-Identified Issuers in March 2022. Because the Bank is not an HFCA Act Covered Issuer, it cannot be identified as a Commission-Identified Issuer.

In November 2021, the SEC approved PCAOB Rule 6100, which provides a framework for determinations by the PCAOB as to whether it is unable to inspect or investigate completely PCAOB-registered accounting firms headquartered in or with an office located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. Pursuant to this rule, in December 2021, the PCAOB issued a report to notify the SEC of the PCAOB’s determinations that, as a result of positions then taken by applicable authorities, it was unable to inspect or investigate completely PCAOB-registered accounting firms headquartered in China and Hong Kong, China. The Bank’s external auditor, which is based in Hong Kong, China and is registered with the PCAOB, and the Chinese affiliate of the Bank’s external auditor, which is also registered with the PCAOB, were each identified by the PCAOB at that time as subject to these determinations. The PCAOB’s determinations included all PCAOB-registered accounting firms headquartered in China and Hong Kong, China and were therefore not limited to the Bank’s external auditor and the Chinese affiliate of the Bank’s external auditor.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. According to the PCAOB, the terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in China and Hong Kong, China.

On December 15, 2022, the PCAOB announced that it was able in 2022 to secure complete access to, and to inspect and investigate completely, PCAOB-registered public accounting firms headquartered in China and Hong Kong, China. The PCAOB vacated its determinations of December 2021 that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China and Hong Kong, China. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in China and Hong Kong, China is, however, subject to uncertainty and depends on a number of factors out of the control of the Bank, the Bank’s external auditor or the Chinese affiliate of the Bank’s external auditor. In December 2022, the PCAOB announced that it was continuing to demand complete access in China and Hong Kong, China moving forward and was at that time making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and to initiate new investigations as needed. The PCAOB has also announced that it will act immediately to consider the need to issue new determinations as appropriate under the HFCA Act and the PCAOB’s rules. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination.

Separately from the Statement of Protocol, the Bank has engaged with the authorities of China, its host country, and received assurances from the Ministry of Finance of China that the authorities of China would not prevent the release of the Bank’s external auditor work papers pertaining to the Bank if the SEC were to request them during the course of an SEC investigation.

Related Party Transactions

The Bank generally considers parties to be related, including to the Bank, if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

The Bank’s related party transactions include the following as of December 31, 2024. For additional information with respect to AIIB’s related party transactions, see Note C19 to the 2024 Audited Financial Statements.

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In accordance with Article 5 of the Headquarters Agreement entered into between the government of China and the Bank on January 16, 2016, the government of China provides a permanent office building to the Bank, free of charge.

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Pursuant to a memorandum of understanding entered into between the municipality of Tianjin and the Bank in 2019, in accordance with Article 5 of the Headquarters Agreement, the municipality of Tianjin provides a back-up business office in Tianjin to the Bank, free of charge. In March 2021, the municipality handed over the back-up business office to the Bank.

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The Bank has outstanding loans under approved financings to the following non-sovereign borrowers that are ultimately controlled by state-owned enterprises of China: (i) a non-sovereign-backed financing to Zhanatas Wind-Power Station LLP with an approved amount of US$46.7 million and an initial committed amount of US$34.3 million; (ii) a non-sovereign-backed financing to the Export-Import Bank of China with an approved amount of US$200.0 million equivalent and an initial committed amount of US$202.0 million equivalent; (iii) a non-sovereign-backed financing to Dhaka RAD Elevated Expressway Company Limited with an approved amount of US$75.0 million equivalent and an initial committed amount of US$65.0 million; and (iv) a non-sovereign-backed financing to Shokpar Wind-Power Station LLP with an approved amount of US$40.0 million and an initial committed amount of US$36.0 million. These financings were entered into in the ordinary course of business under normal commercial terms and at market rates. For financings denominated in a currency other than the U.S. dollar, differences between approved and initial committed amounts may be due in whole or in part to movements in currency exchange rates.

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The Bank has outstanding loans under the following approved sovereign-backed financings to China: (i) a sovereign-backed financing with an approved amount and an initial committed amount of US$500.0 million equivalent to increase the availability of natural gas in order to reduce coal consumption and related emissions in the region of Beijing; (ii) a sovereign-backed financing with an approved amount of US$355.0 million equivalent and an initial committed amount of US$350.0 million equivalent to strengthen China’s public health infrastructure in combating the outbreak of COVID-19; (iii) a sovereign-backed financing with an approved amount of US$300.0 million equivalent and an initial committed amount of US$274.9 million equivalent to improve cross-border connectivity around Shuolong port and expand economic and trade activities between China and Viet Nam; (iv) a sovereign-backed financing with an approved amount of US$150.0 million equivalent and an initial committed amount of US$146.3 million equivalent to improve cross-border connectivity around Zhengzhou and enhance rail freight transport efficiency between China and Europe and Central Asia; (v) a sovereign-backed financing with an approved amount of US$1,000.0 million equivalent and an initial committed amount of US$954.9 million equivalent to support reconstruction projects in the municipalities of Zhengzhou, Xinxiang and Jiaozuo, in the province of Henan, in response to floods in the region; (vi) a sovereign-backed financing with an approved amount of US$150.0 million equivalent and an initial committed amount of US$143.5 million equivalent to improve the quality and efficiency of public transport and the urban environment in five small- and/or medium-sized cities in the province of Liaoning; and (vii) a sovereign-backed financing with an approved amount of US$500.0 million equivalent and an initial committed amount of US$472.6 million equivalent to support the expansion of Kunming Changshui Airport in the southwest province of Yunnan and improve connectivity between China and South-Eastern Asia. For financings denominated in a currency other than the U.S. dollar, differences between approved and initial committed amounts may be due in whole or in part to movements in currency exchange rates.

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The Bank approved a US$75.0 million investment into the Asia Investment Limited Partnership Fund, a limited partnership fund organized under the laws of Hong Kong, China, and subscribed to a limited partnership interest therein in November 2019. The fund’s main investment objective is to acquire non-controlling equity stakes in mature companies in Asia or with significant operations in Asia in infrastructure or other productive sectors, including telecommunications, transportation and energy. Other limited partners in the fund are the government of China and entities related to the government of China, including two state-owned asset management companies and a regulatory authority of one of China’s special administrative regions. The Bank will not take part in the management of the fund. Any future investments in the fund would be assessed in accordance with the Bank’s general approval process for financings. See “Operations of AIIB–Financing Approval Process.”

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The Bank approved a US$73.0 million investment in the Sustainable Energy Infra Trust, an entity incorporated in India. The Bank invested into units of this entity which, as part of its investment strategy, will acquire eight pre-identified operational solar power assets.

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The Bank approved a US$54.0 million investment in Bayfront Infrastructure Management Pte. Ltd., an entity incorporated in Singapore, and subscribed to preferred shares in this entity. The terms of such shares provide the Bank with 30% voting power (i.e., significant influence) over the financial and operating decisions of this entity’s governing body. As of December 31, 2024, the Bank held US$58.6 million of infrastructure asset-backed securities issued by this entity.

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Other liabilities of US$39.1 million, which relate to interest rate buy-downs from the Special Fund Window (as defined below). See “Operations of AIIB–AIIB Special Funds–AIIB Special Fund Window for Less Developed Members.”

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Other assets include a receivable from the Special Fund Window of US$0.6 million for the Bank’s administration fee. See “Operations of AIIB–AIIB Special Funds–AIIB Special Fund Window for Less Developed Members.”

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As of February 2024, the Bank had one loan outstanding to a member of the Bank’s senior management, Antoine Castel, Chief Risk Officer, which had an amount outstanding of US$12,900. This loan was fully repaid as of February 2025.

Recent Developments

Allegations of Former Bank Official

On June 12, 2023, AIIB’s Director General of the Communications Department resigned his position and subsequently made public allegations concerning the Bank’s governance and culture. Thereafter, Canada’s then-Deputy Prime Minister and then-AIIB Governor announced that Canada would halt all government-led activity at AIIB and conduct a review related to the allegations, without ruling out any outcome following the completion of this review. In December 2023, Canada’s then-Deputy Prime Minister and then-AIIB Governor announced that Canada was expanding its review of the Bank, that Canada had consulted with certain of its international partners regarding its review and that Canada’s participation in the Bank would remain indefinitely suspended.

In addition to cooperating fully with Canada’s review, AIIB conducted an internal review of the circumstances surrounding the former official’s resignation and allegations. AIIB’s review concluded in July 2023 that the allegations were unsubstantiated and incorrect and that the Bank adheres to high governance standards that are on par with those of peer MDBs. The review also identified recommendations for supporting the continued development of a corporate culture at the Bank that is high performing, open, transparent and inclusive.

AIIB Response to the War in Ukraine

On March 3, 2022, in response to events taking place in Ukraine, the Bank announced it would place all activities relating to Russia and Belarus on hold and under review, including all Russia- and Belarus-related projects in the Bank’s rolling investment pipeline. AIIB’s exposure to Russia and to the Russian ruble (“RUB”), including through its financing activities, borrowings and governance and administration, is limited, consisting of the following:

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Financing activities. The Bank has one loan outstanding to a borrower in Russia, a RUB-denominated loan of RUB24 billion (approximately US$300 million as of the time of approval). The aggregate amount of this loan represents less than 1% of the total commitments and less than 1% of the total amount outstanding in AIIB’s overall loan portfolio as of December 31, 2024. This loan was approved in October 2020 and made to JSC Russian Railways (“RZD”), under the CRF (as defined below), to support RZD against adverse effects of the COVID-19 pandemic. RZD is subject to U.S. sanctions that prohibit certain dealings in certain newly issued debt or equity of RZD (issued on or after March 26, 2022). RZD is also subject to European Union sanctions that prohibit directly or indirectly purchasing, selling or otherwise dealing with certain newly issued debt or equity of RZD (issued after April 12, 2022) and making new loans or credit to RZD after February 26, 2022. In the event the Bank were required to comply with these prohibitions related to RZD, they would be inapplicable to the Bank’s outstanding loan to RZD, which was fully disbursed as of December 2020. RZD is, as of March 24, 2022, also subject to an asset freeze under United Kingdom sanctions. The Bank does not believe that any transactions related to its outstanding loan to RZD will have a nexus to the United Kingdom. As of December 31, 2024, all funds in which the Bank has investments that are classified as multi-country financings have divested any securities that provided the Bank with direct or indirect exposure to Russia. As a result, the Bank has no such exposure through its investments in these funds.

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Borrowings. AIIB has issued four series of bonds denominated in RUB under its Global Medium Term Note Programme. One of these series of bonds remains outstanding, with an aggregate amount outstanding of RUB6.4 billion (approximately US$73.1 million equivalent as of February 28, 2025), which represents less than 0.3% of AIIB’s outstanding borrowings as of February 28, 2025. All RUB-denominated bonds issued by AIIB were hedged at the time of issuance to remove the associated interest rate and foreign exchange risk. The terms and conditions of these bonds allow for the Bank to make principal or interest payments in U.S. dollars in certain circumstances, including if the RUB is not used in the international banking community.

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Governance and administration. The Governor appointed by Russia to AIIB’s Board of Governors is currently a subject of sanctions imposed by the United States, European Union, United Kingdom and certain other jurisdictions. AIIB does not expect that these sanctions, or other sanctions that may be imposed on Governors or Directors of AIIB appointed by Russia, would be reasonably likely to affect the Bank’s operations. Neither AIIB’s Governors nor its Directors have signing authority over the Bank’s operations, and no individual Governor or Director has sole or majority decision making power with respect to the Bank. One member of AIIB’s senior management is a Russian national. This individual is not a subject of sanctions imposed by any jurisdiction.

AIIB does not have exposure to Belarus or the Belarussian ruble, other than with respect to the same governance matters and processes common to all non-regional members.

OPERATIONS OF AIIB

AIIB’s mandate is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions. The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment.

The Bank’s mission is “Financing Infrastructure for Tomorrow,” which reflects AIIB’s commitment to sustainability, be it financial, economic, social or environmental in nature. The Bank has identified the following thematic priorities:

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Green Infrastructure: Prioritizing green infrastructure and supporting its members to meet their environmental and development goals by financing projects that deliver local environmental improvements and investments dedicated to climate action;

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Connectivity and Regional Cooperation: Prioritizing projects that facilitate better domestic and cross-border infrastructure connectivity within Asia and between Asia and the rest of the world, and supporting projects that complement cross-border infrastructure connectivity by generating direct measurable benefits in enhancing regional trade, investment and digital and financial integration across Asian economies and beyond;

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Technology-enabled Infrastructure: Supporting projects where the application of technology delivers better value, quality, productivity, efficiency, resilience, sustainability, inclusion, transparency or better governance along the full project life cycle; and

•	Private Capital Mobilization: Supporting projects that directly or indirectly mobilize private financing into sectors within the Bank’s mandate.

The Bank has developed, and continues to develop, a wide range of operational policies, strategies and frameworks designed to ensure that there is a direct link between the Bank’s mandate, mission and thematic priorities and the projects it finances. Sustainable development is an integral part of the Bank’s identification, preparation and implementation of projects. In April 2021, the Bank launched its “Sustainable Development Bond Framework” which, among other things, summarizes the Bank’s sustainability commitments and the reporting that the Bank provides on its website concerning the environmental and/or social impacts of Bank financings. The Bank’s Sustainable Development Bond Framework and, unless otherwise indicated, information available on, or accessible through, AIIB’s website is not incorporated herein by reference.

Ordinary Resources and Special Fund Resources

Operations of the Bank consist of ordinary operations financed from ordinary resources (“Ordinary Resources”) and special operations financed from special fund resources (“Special Fund Resources”).

Ordinary Resources include (i) the authorized capital stock of the Bank, comprising paid-in and callable shares of its members; (ii) funds raised by the Bank through borrowing or other means; (iii) funds received in the repayment of loans and guarantees, as returns on equity investments or from other types of financing as may be determined by the Board of Governors; (iv) income derived from loans or guarantees made from the above-mentioned funds; and (v) any other funds or income received from the Bank which are not Special Fund Resources.

Special Fund Resources are (i) funds accepted by the Bank for inclusion in any special fund (a “Special Fund”); (ii) funds received in respect of loans or guarantees and proceeds of any equity investments financed from the resources of a Special Fund; (iii) income derived from the investment of resources of a Special Fund; and (iv) any other resources placed at the disposal of a Special Fund. Special Funds must serve the purpose and come within the functions of the Bank and may only be used under terms and conditions consistent with such. Ordinary Resources and Special Fund Resources may separately finance elements of the same project or program. The two types of resources, however, must be held, used, committed, invested or otherwise disposed of entirely separately from each other. In no circumstances may Ordinary Resources be charged with, or used to discharge, losses or liabilities arising out of Special Fund Resources. The Bank must adopt special rules and regulations for the establishment, administration and use of each Special Fund.

As of December 31, 2024, the Bank has three internal Special Funds: the AIIB Project Preparation Special Fund (the “Project Preparation Special Fund”), the AIIB Special Fund Window for Less Developed Members (the “Special Fund Window”) and the AIIB Project-Specific Window (the “Project-Specific Window”). See “ –AIIB Special Funds.” In addition, the Bank manages three external Special Funds, which are considered to be Special Fund Resources received by the Bank in its role as implementing entity of multilateral partnership facilities: the MCDF, the Global Infrastructure Facility (“GIF”) and the Pandemic Prevention, Preparedness and Response Trust Fund (the “Pandemic Fund”). See “ –External Special Funds.”

Financial Instruments

To implement the Bank’s purpose, the Bank may provide or facilitate financing to any member, or any agency, instrumentality or political subdivision of a member, or any entity operating in the territory of a member, as well as to international or regional agencies or entities concerned with economic development of Asia. In limited circumstances, and subject to a Super Majority Vote (see “Governance and Administration–Board of Governors”), the Bank may also provide assistance to other recipients, provided such assistance (i) serves the purpose and comes within the functions of the Bank and is in the interest of the Bank’s membership and (ii) is of a type of assistance that the Bank is permitted to provide pursuant to Article 11(2) of the Articles of Agreement.

The Bank may offer a range of financial products, including loans, equity investments and guarantees of loans for economic development (either as primary or secondary obligor). The Bank may also deploy Special Fund Resources (see “ –Ordinary Resources and Special Fund Resources”), technical assistance and other types of financing as may be determined by the Board of Governors.

For the Bank to agree to provide financing, the project in question must meet a variety of conditions, including the following:

•	it must have clearly defined development objectives consistent with the Bank’s purpose that permit appropriate evaluation of the project’s impact;

•	it must provide for specific productive activities necessary to meet these development objectives;

•	alternative sources of finance, in particular private capital, must be unavailable for the project on terms and conditions that the Bank considers reasonable; and

•	it must be in compliance with all applicable Bank policies.

Sovereign-backed Financing

Sovereign-backed financing refers to the following:

•	a loan to, or guaranteed by, a member of AIIB; or

•	a guarantee that:

(i) covers debt service defaults under a loan that are caused by a government’s failure to meet a specific obligation in relation to a project or by a borrower’s failure to make a payment under the loan; and

(ii) is accompanied by a counter-guarantee and indemnity provided by the AIIB member in whose territory the relevant project is located, in connection with such guarantee.

Sovereign-backed financings are subject to general terms and conditions that generally are uniform across all sovereign-backed borrowers.

For sovereign-backed loans, these terms and conditions include the following:

•	all loans are denominated in U.S. dollars or in such other currency or currencies as the Bank may offer from time to time;

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pricing comprises the interest rate, front-end fee and commitment fee. For fixed-spread loans, the interest rate consists of a market-based reference rate and a fixed spread equal to a contractual lending spread, the Bank’s projected funding costs over the life of the loan and a market risk premium. For variable-spread loans, the interest rate consists of a market-based reference rate and a variable spread equal to a contractual lending spread and an actual funding cost margin. For both types of loans, depending on the maturity of the loan, a maturity premium may also be charged;

•	all loans must have a weighted average maturity of no more than 20 years and a final maturity of no more than 35 years;

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each loan that is not made to a member of the Bank must be secured by a guarantee from the relevant member. The Bank generally does not require other credit enhancements, such as security arrangements, with respect to sovereign-backed loans; and

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all loans are governed by AIIB’s general terms and conditions that include, among other things, standard acceleration clauses that authorize the Bank, upon clearly defined events of default, to cancel the loan and/or declare payable all or part of amounts due under the loan. AIIB’s general terms and conditions for sovereign-backed loans do not include confidentiality clauses.

Sovereign-backed guarantees include the following terms and conditions:

•	all guarantees are denominated in U.S. dollars or in such other currency or currencies as the Bank may offer from time to time;

•	all guarantees must have a weighted average maturity of no more than 20 years and a final maturity of no more than 35 years (unless the Board of Directors determines otherwise);

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pricing consists of three fees: (i) a standby (i.e., commitment) fee; (ii) a guarantee fee equal to the contractual lending spread and, if applicable, a maturity premium; and (iii) a front-end fee charged based on the maximum amount of the guarantee;

•	the Bank may also charge a processing charge, as appropriate, to cover its internal and external processing costs; and

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the member in whose territory the project is located or for whose benefit the guarantee is made is required to indemnify the Bank for any payments the Bank makes under the guarantee and for all liabilities and expenses the Bank incurs in connection with the guarantee.

The Bank may make an advance (a “Preparation Advance”) to finance preparatory activities for a project to be supported by a sovereign-backed financing. A Preparation Advance is made only when there is a strong probability that the financing for which it is granted will be extended. Granting a Preparation Advance does not obligate the Bank to finance or otherwise support the project in question. The maximum aggregate principal amount of all approved Preparation Advances for any given project may not exceed the lesser of: (i) 10% of the total estimated amount of financing for the project or (ii) US$10.0 million equivalent. The President decides whether to approve each Preparation Advance.

Non-sovereign-backed Financing

Non-sovereign-backed financing means any financing to, or for the benefit of, a private enterprise or a sub-sovereign entity (such as a political or administrative sub-division of an AIIB member or a public sector entity) that is not backed by a guarantee or counter-guarantee and indemnity provided by a member to the Bank.

Non-sovereign-backed financings may take the form of loans, guarantees, credit lines to financial intermediaries, direct equity investments or indirect equity investments. The Bank may finance out of its own funds generally no more than 35% of the project’s value (including interest during construction). On an exceptional basis, if co-financing is unavailable, the Board of Directors may decide to approve a higher level of financing for the project.

Non-sovereign-backed financings are subject to terms and conditions that are set in accordance with market-based principles. Pricing is based on several factors, including (i) the intrinsic and macroeconomic risks of the project; (ii) the cost of funds to the Bank; and (iii) the need to earn an appropriate return on the Bank’s capital, including on funds invested in direct and indirect equity of private entities.

The Bank may offer a range of options and features to meet the specific needs of the project.

Non-sovereign-backed Loans and Guarantees; Credit Lines to Financial Intermediaries

Non-sovereign-backed loans may be offered on a limited recourse basis, backed only by the existing and future cash flows and assets of the beneficiary of the project. The Bank may also extend non-sovereign-backed loans with the credit support of a third party; for example, the Bank may have recourse to designated assets or the balance sheet of the sponsor of the project or to a bank guarantee. Non-sovereign-backed loans are typically extended as senior loans and may require certain credit enhancements, such as guarantees or security arrangements, to the extent determined appropriate by the Bank. Security arrangements may include, among other things, charges over project assets, securities or cash deposits. Subject to appropriate pricing, the Bank may also extend loans that are subordinated to the prior payment of other debt of the beneficiary of the project or subordinated in repayment in the event of the beneficiary’s bankruptcy (or both). The Bank may provide non-sovereign-backed loans in the form of loan participations or loan syndications. In a loan participation, while remaining the lender of record for the full amount of the loan, the Bank transfers full commercial and business risk with respect to a part of the amount to other lenders, allowing them to partially finance the loan. In a loan syndication, the Bank joins a syndicate of commercial banks, whereby the Bank and other members of the syndicate undertake to lend specified portions of the total loan amount. The Bank may also offer non-sovereign-backed guarantees against default regardless of the cause or against default arising from specified events.

Non-sovereign-backed loans and guarantees are denominated in U.S. dollars or in such other currency or currencies as the Bank may offer from time to time. The Bank charges front-end fees, commitment fees (or standby fees in respect of guarantees) and fees for appraisal, prepayment, syndication or activities and services related to the financing (or guarantee fees in respect of guarantees), all typically at prevailing market rates. Unless the Board of Directors determines otherwise, the final maturity of a non-sovereign-backed loan must not exceed 18 years. Non-sovereign-backed loans are issued pursuant to market-standard documentation that includes, among other things, standard acceleration clauses that authorize the Bank, upon clearly defined events of default, to cancel the loan and/or declare payable all or part of amounts due under the loan and standard confidentiality clauses that are applicable to the Bank and the borrower.

The Bank may also extend credit lines to financial intermediaries for on-lending in respect of projects that otherwise meet the Bank’s eligibility requirements for direct financings. In these cases, the Bank’s recourse is typically to the balance sheet of the financial intermediary, but the Bank may also require an assignment, by way of security, of the sub-loans granted by the financial intermediary.

Equity Investments

The Bank may make direct equity investments in private or public sector companies. It may invest either in a new enterprise or an existing enterprise. The investment may take a variety of forms, including subscriptions to ordinary shares or preference shares (or a combination of both) or a loan convertible into equity.

The Bank’s investment generally may not exceed 30% of the company’s ownership holdings. In exceptional circumstances, the Board of Directors may decide to approve a higher, but not controlling, share or (if the Bank’s investment is in jeopardy) the Bank may take control of the company in order to safeguard its investment.

The Bank may also selectively make equity investments through financial intermediaries, such as equity funds, choosing those managed by professional managers with relevant track records and remuneration arrangements in line with market practices.

In both direct and indirect equity investments, the Bank seeks credible exit strategies.

Financing Portfolio

As of December 31, 2024, the Bank has approved 303 financings (including 239 loans, 36 investments in funds, five equity financings, 20 investments in fixed-income securities and three guarantees) with a total amount of US$58,880.6 million. This amount includes financings approved as of December 31, 2023 under the COVID-19 Crisis Recovery Facility (the “CRF”). Of these financings, 242 were approved by the Board of Directors with a total approved amount of US$51,190.3 million, and 61 were approved by the President, pursuant to his delegated authority to approve certain financings, with a total approved amount of US$7,690.3 million. Of the approved financings, the Bank has terminated or cancelled 13 financings. Of the 13 terminated or cancelled financings, nine were loans with a total amount of US$1,357.0 million, three were investments in funds with a total amount of US$220.0 million and one was a fixed-income investment with a total amount of US$95.0 million.

As of December 31, 2024, the aggregate amount of approved loans, excluding terminated or cancelled loans, totaled US$49,515.3 million, of which US$13,005.4 million were committed amounts and US$26,835.3 million were outstanding amounts. Committed amounts are amounts the Bank has approved and committed to provide pursuant to legally binding documentation, but has not yet disbursed. For sovereign-backed loans, these amounts are further limited to financings for which all conditions precedent required for disbursement have been satisfied. Outstanding amounts as of December 31, 2024 are on a cash basis. Outstanding amounts included in the tables below represent the gross carrying amount of the loans (i.e., including the transaction costs and fees that are capitalized through the effective interest method). Of all approved loans as of December 31, 2024, excluding terminated or cancelled loans, 169 were sovereign-backed loans, 61 were non-sovereign-backed loans and 129 were co-financings led by another MDB.

As of December 31, 2024, approved investments in funds, excluding terminated or cancelled investments, totaled US$3,050.0 million, of which US$996.4 million was outstanding.

As of December 31, 2024, approved equity financings totaled US$280.0 million, of which US$180.0 million was outstanding.

As of December 31, 2024, approved investments in fixed-income securities, excluding terminated or cancelled investments, totaled US$2,963.3 million, of which US$1,360.1 million was outstanding.

As of December 31, 2024, the approved guarantees totaled US$1,400.0 million, of which no amount was outstanding.

As of December 31, 2024, approved financings (including approved financings under the CRF) span a broad range of sectors, including energy, digital infrastructure and technology, transport, urban, water, education infrastructure, economic resilience/policy-based financing (CRF), public health (CRF), finance/liquidity (CRF), rural infrastructure and agricultural development, health infrastructure and other and, excluding multi-country financings (discussed below), would fund projects in the following members: Argentina; Azerbaijan; Bangladesh; Brazil; Cambodia; China; Cook Islands; Côte d’Ivoire; Ecuador; Egypt; Fiji; Georgia; Hong Kong, China; Hungary; India; Indonesia; Jordan; Kazakhstan; Kyrgyzstan; Lao PDR; Maldives; Mongolia; Myanmar; Nepal; Oman; Pakistan; Philippines; Romania; Russia (as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Recent Developments–AIIB Response to the War in Ukraine,” all activities relating to Russia and Belarus are currently on hold and under review); Rwanda; Singapore; Sri Lanka; Tajikistan; Thailand; Türkiye; Uzbekistan; and Viet Nam. As of December 31, 2024, of the approved financings, 31 (25 investments in funds, four investments in fixed-income securities, one loan and one guarantee) were classified as multi-country financings.

Loan and Guarantee Geographic Distribution

The following table sets forth AIIB’s loan and guarantee portfolio classified by geographic distribution:

	As of December 31, 2024		As of December 31, 2023
	Amount (in millions of US$)(1)	As a percentage of total loan and guarantee portfolio	Amount (in millions of US$)(1)	As a percentage of total loan and guarantee portfolio
Committed Amounts
Central Asia	1,380.1	10%	831.0	6%
Eastern Asia	1,495.5	10%	1,171.1	9%
South-Eastern Asia	2,582.2	18%	1,559.5	12%
Southern Asia	5,799.0	40%	6,967.5	53%
Western Asia	1,446.7	10%	1,358.1	10%
Oceania	—	0%	—	0%
Other Regional	—	0%	—	0%
Non-Regional	1,645.7	11%	1,262.5	10%

Total	14,349.2	100%	13,149.7	100%

Outstanding Amounts(2)
Central Asia	2,868.8	11%	2,271.4	10%
Eastern Asia	1,908.5	7%	1,750.1	8%
South-Eastern Asia	6,763.3	25%	4,224.4	19%
Southern Asia	9,552.0	36%	8,326.6	37%
Western Asia	4,282.6	16%	4,289.6	19%
Oceania	110.4	0%	117.0	1%
Other Regional	220.6	1%	270.1	1%
Non-Regional	1,129.0	4%	1,001.4	5%

Total Outstanding	26,835.3	100%	22,250.6	100%

Notes:

(1)	The amounts set forth in this table include both sovereign-backed and non-sovereign-backed loans and committed amounts for guarantees.
(2)	Outstanding amounts represent the gross carrying amount of the loans. As of December 31, 2024, AIIB had no amounts outstanding under the guarantees.

Loans and Guarantees by Sector

AIIB classifies its financings by sector and subsector. AIIB has developed the methodology for classifying loans and guarantees by sector and subsector based on AIIB’s current and upcoming business focus, which reflects AIIB’s mission of “Financing Infrastructure for Tomorrow,” as well as sector and non-sector strategies. The classifications were also developed by reference to sector taxonomies developed by other MDBs. AIIB recognizes that the sectors and subsectors in its classification methodology may be cross-cutting. As a result, although the classification methodology has been developed to provide a consistent approach to classifying financings, AIIB may exercise discretion in determining how to classify certain financings, including projects that may relate to more than one sector or be in new business areas. AIIB periodically reviews its classification methodology to enable it to continue to reflect AIIB’s priorities.

AIIB classifies its financings into 13 sectors: energy, digital infrastructure and technology, transport, urban, water, health infrastructure, education infrastructure, economic resilience/policy-based financing (CRF), public health (CRF), finance/liquidity (CRF), rural infrastructure and agricultural development, other productive sectors and other. AIIB may also classify a financing as multisector.

Financings in the energy sector mainly relate to (i) conventional energy generation; (ii) renewable energy generation, including solar, wind, hydropower, geothermal, biomass and waste, as well as hybrid forms that combine energy storage and/or multiple renewable energy generation technologies; (iii) electricity transmission and distribution; (iv) energy storage; (v) hydrogen production and transportation; (vi) gas processing, storage, transportation and distribution; (vii) district heating and cooling networks; and (viii) energy efficiency and demand-side management.

Financings in the digital infrastructure and technology sector mainly relate to digital infrastructure and technology that is applicable to infrastructure, and include projects to support (i) connectivity; (ii) data processing and storage; (iii) development of new software and applications; and (iv) interfaces between users, digital services and applications through terminals and devices.

Financings in the transport sector mainly relate to (i) road connectivity and safety; (ii) railway projects; (iii) port and other waterway infrastructure; (iv) aviation; (v) urban transportation; and (vi) other issues related to transport logistics.

Financings in the urban sector mainly relate to (i) urban re-development; (ii) affordable housing; (iii) projects for the improvement of urban public services, such as street lighting, park facilities and digital public service delivery portals; (iv) integrated waste management; (v) renovation and protection of cultural heritage; (vi) urban tourism; (vii) urban resilience in the form of systems or facilities that enable cities to maintain continuity during shocks and stress; and (viii) urban integrated development in the form of multisectoral urban or suburban development initiatives, such as industrial parks, special economic zones, commercial business districts, new district development and satellite cities.

Financings in the water sector mainly relate to (i) water supply, sanitation and wastewater treatment; (ii) irrigation and drainage; (iii) water resources management; and (iv) water disaster resilience.

Financings in the health infrastructure sector mainly relate to (i) the construction, rehabilitation, upgrade and expansion of health care facilities; (ii) the digitalization of health care service; (iii) the improvement of energy efficiency and (iv) the improvement of vaccine-manufacturing processes.

Financings in the education infrastructure sector mainly relate to (i) the construction, rehabilitation, upgrade and expansion of educational facilities and (ii) the development of the digital infrastructure of schools.

The economic resilience/policy-based financing, public health and finance/liquidity sectors represent financings under the CRF. Economic resilience/policy-based financings are designed to supplement government measures supporting the social and economic response and recovery efforts (including infrastructure investments and investments in social and economic protection measures to prevent long-term damage to the productive capacity of the economy and to protect and restore productive capital) in cases such as the COVID-19 pandemic. Financings in the public health sector are designed to address immediate health care sector needs (including support for emergency public health responses and for the long-term sustainable development of the health care sector). Financings in the finance/liquidity sector mainly relate to (i) capital markets transactions; (ii) loans to financial institutions; and (iii) investment funds transactions.

Financings in the rural infrastructure and agricultural development sector mainly relate to (i) land conservation and soil management and (ii) the support of rural market infrastructure.

Financings in other productive sectors mainly relate to projects that support industry, non-urban tourism and agricultural production.

Financings in other sectors include projects that support disaster prevention and rehabilitation.

The following table sets forth AIIB’s loan and guarantee portfolio by sector, as classified by AIIB in accordance with the methodology described above:

	As of December 31, 2024		As of December 31, 2023
	Amount (in millions of US$)(1)	As a percentage of total loan and guarantee portfolio	Amount (in millions of US$)(1)	As a percentage of total loan and guarantee portfolio
Committed Amounts
Energy	2,710.9	19%	2,690.9	20%
Digital Infrastructure and Technology	—	0%	—	0%
Transport	5,177.0	36%	4,508.3	34%
Urban	879.0	6%	1,061.8	8%
Water	2,306.4	16%	2,399.3	18%
Health Infrastructure	1,118.2	8%	—	0%
Education Infrastructure	175.9	1%	130.6	1%
Economic Resilience/PBF(2) (CRF)	291.8	2%	397.5	3%
Public Health (CRF)	165.8	1%	287.5	2%
Finance/Liquidity (CRF)	3.8	0%	75.8	1%
Rural Infrastructure and Agricultural Development	36.6	0%	50.7	0%
Other Productive Sectors	—	0%	—	0%
Other	10.5	0%	58.3	0%
Multisector	1,473.3	10%	1,489.0	11%

Total Committed	14,349.2	100%	13,149.7	100%

Outstanding Amounts(3)
Energy	3,500.7	13%	3,050.0	14%
Digital Infrastructure and Technology	140.8	1%	205.1	1%
Transport	3,172.3	12%	2,334.3	10%
Urban	1,202.2	4%	997.5	4%
Water	1,516.9	6%	1,273.7	6%
Health Infrastructure	(1.1)	0%	—	0%
Education Infrastructure	152.7	1%	119.3	1%
Economic Resilience/PBF(CRF)	11,197.0	42%	8,727.1	39%
Public Health (CRF)	3,151.5	12%	3,100.9	14%
Finance/Liquidity (CRF)	1,376.9	5%	1,991.3	9%
Rural Infrastructure and Agricultural Development	45.7	0%	31.6	0%
Other Productive Sectors	—	0%	—	0%
Other	407.1	2%	21.7	0%
Multisector	972.8	4%	398.1	2%

Total Outstanding	26,835.3	100%	22,250.6	100%

Notes:

(1)	The amounts set forth in this table include both sovereign-backed and non-sovereign-backed loans and committed amounts for guarantees.
(2)	PBF refers to policy-based extension financing.
(3)	Outstanding amounts represent the gross carrying amount of the loans. As of December 31, 2024, AIIB had no amounts outstanding under the guarantees.

Loan and Guarantee Maturity

As of December 31, 2024, based on the final repayment date of the loans and the expiry date of guarantees, US$2,954.5 million of AIIB’s committed and outstanding loans and committed guarantees is scheduled to mature through 2029, US$18,427.8 million is scheduled to mature in 2030-2040 and US$19,802.2 million is scheduled to mature from 2041 onwards.

Ten Largest Obligors

The following table sets forth the aggregate principal amount of loans and guarantees (reflecting amounts that are committed or outstanding) to AIIB’s ten largest obligors, determined based on committed and outstanding amounts for both sovereign-backed and non-sovereign-backed loans and committed amounts for guarantees, as of December 31, 2024:

Obligor	Amount (in millions of US$)	As a percentage of total loan and guarantee portfolio
Republic of India	8,335.2	20%
Republic of Indonesia	5,134.3	12%
Republic of the Philippines	3,723.2	9%
People’s Republic of Bangladesh	3,640.2	9%
Republic of Türkiye	3,094.6	8%
People’s Republic of China	2,718.9	7%
Republic of Uzbekistan	2,647.2	6%
Islamic Republic of Pakistan	2,345.5	6%
Arab Republic of Egypt	1,102.5	3%
Republic of Kazakhstan	880.0	2%

Proposed Financings

As of December 31, 2024, the Bank has 126 proposed financings in the rolling investment pipeline for 2025-2026. The rolling investment pipeline includes all proposed financings for the next 24 months (updated on a rolling basis) that have passed project screening review, have subsequently been approved for inclusion into the pipeline and have not subsequently been put on hold or otherwise removed from the rolling investment pipeline. See “ –Financing Approval Process–Non-sovereign-backed Financings–Project Screening Review.”

As of December 31, 2024, the proposed financings span a broad range of sectors, including energy, digital infrastructure and technology, education infrastructure, health infrastructure, transport, urban, water and other, and, excluding multi-country financings (discussed below), would fund projects in the following members: Azerbaijan, Bahrain, Bangladesh, Benin, Brazil, Cambodia, China, Georgia, India, Indonesia, Kazakhstan, Kyrgyzstan, Lao PDR, Malaysia, Nepal, Oman, Pakistan, Philippines, Rwanda, Saudi Arabia, Sri Lanka, Thailand, Türkiye, Uzbekistan and Viet Nam. As of December 31, 2024, of the proposed financings, seven (four loans, one investment in a fund, one investment in fixed-income securities and one guarantee) were classified as multi-country financings.

Financing Approval Process

The Bank’s financing process is guided by the Bank’s mandate, mission and thematic priorities of green infrastructure, connectivity and regional cooperation, technology-enabled infrastructure and private capital mobilization. The Bank reviews financing proposals, seeking to achieve an appropriate balance among sectors, sovereign-backed and non-sovereign-backed financings and beneficiaries. The Bank’s Environmental and Social Framework is integral to the decision-making process on all projects. See “ –Environmental and Social Framework.”

Non-sovereign-backed Financings

The approval process for non-sovereign-backed financings is described below. This approval process may be modified in certain circumstances, including to simplify the approval process for straightforward low- or medium-risk financings that are deemed well prepared prior to concept review or for follow-on or repeat financings or to test modifications to the approval process to determine whether it would be appropriate to make updates or other changes to the approval process.

Project Screening Review

The Bank receives financing ideas and proposals from a variety of entities, including project sponsors, commercial banks, government entities and development partners. Each proposed financing undergoes preliminary project review screening to determine if it aligns strategically with the Bank’s purposes and priorities. At this stage, the Bank performs an initial integrity check on the sponsor(s) and beneficiary. If the proposed financing passes initial screening, it is included in the Bank’s rolling investment pipeline. See “ –Proposed Financings.”

Assessment Prior to Concept Review

At this stage, further information is gathered about key aspects of the proposed financing in order to form a judgment on whether the proposed financing broadly meets the Bank’s operating principles and warrants dedicating significant resources to its preparation. Additional integrity and compliance checks, as well as initial environmental and social due diligence, are carried out prior to concept review.

Concept Review

A concept review is held before significant resources are spent on preparation of the financing. The purposes of the concept review are to (i) confirm that the proposed financing broadly fits within the purposes, policies, strategies and priorities of the Bank; (ii) assess whether the project merits the Bank’s investment of time and resources; (iii) assess and authorize the initial resource requirements for the proposed financing; (iv) discuss possible modifications to the proposed financing to enhance its contribution to the Bank’s objectives; and (v) agree on the key issues to be addressed and the approach to resolving them.

For the concept review, a concept review project document is prepared and submitted to the Investment Committee. This concept review project document includes, among other things, the following information: (i) a summary of key financing terms; (ii) a description of the underlying project, including use of proceeds of the proposed financing; (iii) brief information on the beneficiary and sponsors, including the results of the initial integrity check; (iv) a rationale for the Bank’s involvement in the proposed financing; (v) a risk assessment of the proposed financing (including an indicative risk rating, economic capital and risk-weighted return on capital of the proposed financing); (vi) an assessment of necessary funding or hedging arrangements or of any other funding issues; (vii) a preliminary analysis on the potential environmental and social impact of the proposed financing; (viii) a summary of key project issues; and (ix) a timetable for next steps. At this stage, the Bank assesses the extent to which the financing involves an international waterway, a disputed area or a de facto government (as such terms are used in the Bank’s Operational Policy on International Relations).

Comprehensive Due Diligence Assessment

If the proposal passes concept review, the Bank’s team in charge of the proposed financing conducts a comprehensive assessment that is designed to inform the Bank of the following: (i) the technical and financial aspects of the proposed financing; (ii) the creditworthiness of the beneficiary and the sponsors; (iii) the environmental and social risks and potential impact of the proposed financing; (iv) any issues in connection with procurement, legal and reputational concerns; and (v) other relevant characteristics of the proposed financing. As part of this assessment, the Bank carries out a detailed financial and risk analysis of the proposed financing, as well as continues its integrity due diligence. Integrity due diligence includes gathering information with respect to the beneficiary and the sponsors, such as their corporate governance structure, beneficial ownership, financial transparency and strength, compliance and integrity, including in relation to tax matters, and any sanctions concerns.

After sufficient due diligence has been completed, the Bank begins work on a term sheet (or other document serving the same purpose as a term sheet), which later forms the basis for drafting the financing agreements.

Interim Review

In case of significant new developments or complex issues, the Investment Committee may require an interim review before preparation of the financing may advance further.

Final Review

The purposes of final review are for the Investment Committee to (i) assess, based on the final review project document, whether to recommend approval of the proposed financing and on what conditions, and (ii) authorize documentation of the deal (if approval is recommended). The final review project document contains, among other things, a discussion of new issues arising after the last review and changes to business terms and the financial model and negotiated term sheet.

Approval and Preparation of Documentation

If the proposed financing passes the final review, it undergoes a policy assurance review by the Bank’s Policy and Strategy department. Typically, no later than one working day after passing final review, a project summary information document is prepared and (subject to certain limited exceptions) disclosed. At the same time, and prior to approval, the Bank seeks to confirm that there are no objections from the member in whose jurisdiction the underlying project is to be carried out.

At this stage, an approval document is prepared and, upon the President’s recommendation, submitted to the Board of Directors for approval of the proposed financing (subject to the President’s delegated authority to approve certain projects, as discussed hereafter). The Board of Directors has delegated authority to the President of the Bank, in his capacity as head of Bank management, to approve certain financings. This delegation is subject to limits based on the precedent-setting nature of the financing, the existence of significant strategy or policy issues and established risk tolerance. Any single Director may also require review by the Board of Directors of the financing. The Board of Directors undertakes periodic review of the President’s use of his delegated authority.

Following such approval, the legal documentation for the financing is prepared, negotiated and signed. Effectiveness of the financing is subject to the satisfaction of all conditions precedent.

Project Implementation and Monitoring

Project implementation and monitoring begins after signing of the legal documentation. The beneficiary is responsible for implementing the underlying project in a timely manner. If needed, the beneficiary may recruit consultants to provide specialized professional services in areas such as detailed design, procurement and capacity development.

The Bank’s team in charge of the financing remains fully engaged during the implementation of the underlying project both through site visits and continuous dialogue with the beneficiary on a variety of issues, including any environmental and social concerns. As part of the monitoring process, the Bank evaluates not only the implementation of the underlying project, but also any event that would change the risk profile of such project and the beneficiary’s compliance with the covenants included in the financing agreements.

Project Completion and Evaluation

In addition to periodic reporting to the Board of Directors on material issues encountered during the implementation of the underlying project, the Bank prepares a completion report no later than six months after the full discharge of the beneficiary’s financial obligations to the Bank in connection with the financing. The report assesses the results of the underlying project and the Bank’s financing. Upon approval by the Investment Committee, the report is submitted to the Board of Directors for information.

Sovereign-backed Financings

The approval process for sovereign-backed financings is broadly similar to that for non-sovereign-backed financings. However, since these financings are made to or guaranteed by a Bank member, financing proposals are normally received from the Bank member or development partners. The Bank’s due diligence focuses on the impact of the proposed financing on the member’s fiscal sustainability, as well as on the environmental, social, fiduciary (procurement, financial management and disbursement) and other implementation aspects of the proposed financing. In addition, the Investment Committee’s final review (referred to as the “appraisal review” in the context of sovereign-backed financings) includes a determination of whether to authorize negotiations of the sovereign-backed financing documentation, which must be substantially complete before the approval of the financing is solicited (in contrast to non-sovereign-backed financings, where negotiations do not need to be completed in order to seek approval of the financing). For sovereign-backed financings, the project summary information document is typically prepared and disclosed promptly after concept review, with an update disclosed prior to consideration at appraisal review. The full project document is also disclosed (following approval of the financing), as well as the Bank’s project implementation monitoring reports for the financing.

Investment Committee

The Investment Committee is the principal forum where matters related to ordinary operations are considered. The Investment Committee is accountable to the President. Pursuant to the terms of reference of the Investment Committee, the members of the Investment Committee are:

•	the Chief Investment Officers;

•	the Vice President, Investment Solutions;

•	the Vice President, Policy and Strategy;

•	the Chief Financial Officer;

•	the Chief Risk Officer; and

•	the General Counsel.

See “Governance and Administration–Senior Management” for the names, nationalities and other biographical information of the members of senior management that serve in these positions as of February 28, 2025.

Environmental and Social Framework

The Bank has established the Environmental and Social Framework, which is intended, among other things, to accomplish the following: (i) to ensure the environmental and social soundness and sustainability of projects financed (in whole or in part) by the Bank; (ii) to address environmental and social risks and impacts in Bank-financed projects; (iii) to provide a robust structure for managing operational and reputational risks of the Bank and its shareholders in relation to the environmental and social risks and impacts of Bank-financed projects; (iv) to provide a mechanism for addressing environmental and social risks and impacts in project identification, preparation and implementation; and (v) to facilitate cooperation on environmental and social matters with development partners. Under the Bank’s Environmental and Social Framework, the Bank has established an Environmental and Social Policy and three associated Environmental and Social Standards, which set forth mandatory environmental and social requirements for each project financed (in whole or in part) by the Bank. In addition, the Bank has developed an environmental and social exclusion list, which sets forth activities and other items that the Bank will not knowingly finance. In furtherance of item (iv) noted above, the Bank has established a Project-affected People’s Mechanism (the “PPM”), which provides an opportunity for an independent and impartial review of submissions from people affected by the Bank’s financings who believe they have been, or are likely to be, adversely affected by the failure on the part of the Bank to implement its Environmental and Social Policy in situations where their concerns cannot be addressed satisfactorily through project-level grievance redress mechanisms or Bank management processes.

Economic Sanctions

The United Nations Security Council (the “UNSC”), the European Union and individual countries, including the United States and the United Kingdom, may impose economic sanctions and trade embargoes targeting certain countries, territories, entities and individuals. Such economic sanctions and embargo laws and regulations vary in their application with regard to countries, entities and individuals, and the scope of activities that are subjected to sanctions. These sanctions and embargo laws and regulations may be strengthened, relaxed or otherwise modified over time. Certain countries and territories (including Crimea, Cuba, the DNR and LNR regions, Iran, North Korea and Syria), entities and individuals are targeted by sanctions and embargoes imposed by the United States, and certain countries (currently Cuba, Iran, North Korea, and Syria) have been identified as state sponsors of terrorism by the U.S. Department of State.

In the case of sanctions maintained by the United States, the President of the United States generally has broad discretion to impose or remove sanctions, including pursuant to his authority under the International Emergency Economic Powers Act and the Trading with the Enemy Act. In addition, the United States may implement sanctions adopted by the UNSC in order to meet requirements imposed on member states of the United Nations. Other sanctions programs, such as certain measures related to Cuba, Iran and Russia, are specifically mandated under U.S. statutes.

U.S. sanctions may be classified as “primary” sanctions or “secondary” sanctions. Primary sanctions make certain conduct by U.S. persons and persons subject to U.S. jurisdiction, and certain activities taking place in the United States, unlawful. Secondary sanctions generally target non-U.S. persons for conduct that occurs outside of the United States, subjecting those persons to being sanctioned by the United States if they engage in specified conduct.

The Bank complies with applicable UNSC sanctions imposed under Chapter VII of the UN Charter and is mindful of and gives due regard to the restrictions contained in the various economic sanctions programs and embargo laws administered by the United States, the United Kingdom, the European Union and other jurisdictions that limit the ability of persons from doing business or trading with targeted countries, territories, entities and individuals. Although the Bank is not a U.S. person within the meaning of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and does not operate in or from the United States, the Bank transacts in the ordinary course with various commercial counterparties that are required to comply with U.S. sanctions, including those administered by OFAC. For example, such counterparties may serve as a correspondent bank for the Bank, or as another intermediary that is involved in funds flows in respect of the Bank’s loan, investment or funding operations. Furthermore, U.S. persons who are required to comply with U.S. sanctions may be employees of the Bank, or may serve as advisors or service providers to the Bank. U.S. persons also may be purchasers of securities issued by the Bank. In addition, secondary sanctions maintained by the United States may result in sanctions against the Bank if the Bank engages in targeted conduct, including facilitation of transactions and activities involving persons targeted by sanctions, including certain Iran- or Russia-related persons.

The Bank seeks to avoid violations of sanctions and seeks to avoid engaging in sanctionable conduct, as violations or engagement in sanctionable conduct may restrict the Bank’s ability to access the U.S. capital markets, including the Bank’s ability to offer and sell securities in the United States, and may have a negative impact on the Bank’s business, operations or assets. To that end, the Bank maintains risk-based policies and procedures reasonably designed to avoid funds being used in a manner that would cause a violation of applicable sanctions. For example, the Bank screens transactions by consulting relevant sanctions lists of sanctioning authorities for sanctioned individuals, entities and other targets, including but not limited to lists maintained by the United Nations, the United Kingdom, the European Union and the United States.

Economic sanctions programs and embargo laws administered by the United States include programs and laws that impose certain restrictions on the ability of persons to do business or trade with certain members of the Bank or certain persons in or associated with those members, including with respect to:

•

Belarus. The Bank does not have exposure to Belarus or the Belarusian ruble, other than with respect to the same governance matters and processes common to all non-regional members. Further, on March 3, 2022, in response to the war in Ukraine, the Bank announced that it would place all activities relating to Belarus on hold and under review, including all Belarus-related projects in the Bank’s rolling investment pipeline. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Recent Developments–AIIB Response to the War in Ukraine” for further information about AIIB’s exposure to Belarus. The Bank screens transactions to avoid engaging in prohibited transactions or sanctionable conduct involving entities or individuals targeted under U.S. and other sanctions imposed with respect to Belarus.

•

Iran. The Bank’s contacts with Iran have concerned the same governance matters and processes common to all regional members, and no other particular contacts are currently contemplated. The Bank has not financed any projects in Iran, nor are any such projects in the rolling investment pipeline. Certain provisions of U.S. law (a) prohibit U.S. persons and persons subject to U.S. jurisdiction from investing in or facilitating an investment in Iran or in any entity owned or controlled by the government of Iran and (b) require imposition of secondary sanctions on any person who is determined to have knowingly purchased, subscribed to, or facilitated the issuance of sovereign debt of the government of Iran or debt of any entity owned or controlled by the government of Iran. Iran’s shares represent less than two percent of the Bank’s overall capital, and Iran’s voting power is also under two percent. The Bank does not believe that Iran’s membership in the Bank constitutes control of the Bank by Iran such that any general-purpose security issued by the Bank, including securities offered by a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933, would constitute an investment in sovereign debt of Iran or an entity owned or controlled by the government of Iran for purposes of these provisions.

•

Myanmar. The Bank has approved one financing in Myanmar, which was approved by AIIB’s Board of Directors in 2016 and was provided in parallel with other lenders, including IFC, ADB and certain commercial lenders. This financing has been fully disbursed and involves the development, construction and operation of a power plant to increase reliable and clean energy in Myanmar. The Bank has no other projects in Myanmar in its rolling investment pipeline. The Bank screens transactions to avoid engaging in prohibited transactions or sanctionable conduct involving entities or individuals targeted under U.S. sanctions imposed with respect to Myanmar, including pursuant to restrictions implemented by the United States beginning in February 2021. The Bank has not engaged in transactions with entities or individuals targeted under U.S. sanctions in connection with its approved financing in Myanmar.

•

Russia. AIIB’s exposure to Russia and to RUB, including through the Bank’s financing activities, borrowings and governance and administration, is limited. Russia’s shares also represent less than seven percent of the Bank’s overall capital, and Russia’s voting power is under six percent. On March 3, 2022, in response to the war in Ukraine, the Bank announced that it would place all activities relating to Russia on hold and under review, including all Russia-related projects in the Bank’s rolling investment pipeline. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Recent Developments–AIIB Response to the War in Ukraine” for further information about AIIB’s exposure to Russia. The United States and other jurisdictions, including the United Kingdom and the European Union, have imposed increasingly extensive sanctions targeting Russia and certain Russian persons. Beginning in 2014, sanctions imposed by the United States and other jurisdictions have included restrictions relating to transactions involving new debt and, in some cases, new equity of certain Russian financial services, energy and defense and related materiel companies. Significant new and expanded sanctions were imposed by the United States and other jurisdictions beginning in February 2022 in response to the war in Ukraine; these sanctions, which the United States and other jurisdictions have, since February 2022, further expanded, include prohibitions on new investment in Russia, prohibitions on providing certain services to any person located in Russia, restrictions on transactions with the Russian central bank, sanctions on Russian financial institutions and restrictions on transactions involving certain new debt or new equity of specified Russian financial institutions, sanctions on major state-owned enterprises, sanctions on certain Russian government officials and their family members, sanctions on business elites, restrictions on certain capital markets-related transactions, restrictions on exporting certain goods to Russia or importing certain goods from Russia and restrictions on providing certain services with respect to Russian-origin oil and petroleum products purchased above a set price cap. The Bank screens transactions to avoid engaging in prohibited transactions or sanctionable conduct involving sectors, entities or individuals targeted under U.S. or other sanctions imposed with respect to Russia. Further, the Bank does not believe that Russia’s membership in the Bank or the Bank’s limited exposure to and activities relating to Russia or RUB are such that the offering in the United States of any general-purpose security of the Bank, including securities offered by a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933, would constitute either a transaction in new debt or an investment in Russia prohibited or restricted under U.S. sanctions in place with respect to Russia and Russian persons.

It is possible that new sanctions, or changes to existing, sanctions-related laws, regulations or agreements may impact the Bank’s business. Moreover, although the Bank believes that it is in compliance with all applicable sanctions and embargo laws and regulations, and intends to maintain such compliance, the scope of certain laws may be unclear, may be subject to changing interpretations or guidance, or may be strengthened or otherwise amended. Any violation of sanctions or engagement in sanctionable conduct could result in fines, sanctions or other penalties, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in securities issued by the Bank. The Bank cannot predict the impact that the imposition of secondary sanctions would have on the trading market for such securities or whether such sanctions would make it more difficult to sell and trade such securities in certain jurisdictions, including in the U.S. market.

AIIB Special Funds

In accordance with Article 17(1) of the Articles of Agreement, the Bank has established the Project Preparation Special Fund, the Special Fund Window” and the Project-Specific Window.

AIIB Project Preparation Special Fund

Established in June 2016, the Project Preparation Special Fund provides grants to support and facilitate through technical assistance the preparation of projects to be financed by AIIB in eligible members. Technical assistance eligible for financing includes, among others, consultancy services, equipment necessary for the preparation or delivery of such services or for the implementation of the recommendations made under such consultancy services, and related training.

Projects eligible for support are those (i) which are being considered for financing by AIIB and (ii) which are for the benefit of (a) one or more members of the Bank that, at the time the decision to extend the grant is made by the Bank, are eligible to receive financing from IDA and (b) other members of the Bank with substantial development needs and capacity constraints; provided, however, that the cumulative amount of all grants extended to all projects for the benefit of such other members may not exceed, at any time, 30% of the aggregate amount of all contributions made to the Project Preparation Special Fund.

Any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of such member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Project Preparation Special Fund by entering into a contribution agreement with the Bank (“Contributors”). Special Fund Resources for the Project Preparation Special Fund consist of (i) amounts accepted from Contributors; (ii) any income derived from investment of the resources of the Project Preparation Special Fund; and (iii) any funds reimbursed to the Project Preparation Special Fund. The Bank is under no obligation to provide financial support to the Project Preparation Special Fund. The Bank, acting as administrator of the Project Preparation Special Fund, receives administration fees and cost recovery fees. See “ –Ordinary Resources and Special Fund Resources” for further information about Special Fund Resources and related requirements.

As of December 31, 2024, committed contributions to the Project Preparation Special Fund totaled US$128 million, consisting of US$50 million from each of China and the United Kingdom, US$18 million from Korea and US$10 million from Hong Kong, China; all such commitments had been paid as of December 31, 2020.

As of December 31, 2024, the Bank has approved 35 grants under the Project Preparation Special Fund, net of cancellations, representing funds of approximately US$100.6 million. Grants under the Project Preparation Special Fund were provided to the following members: Bangladesh, Cambodia, Kyrgyzstan, Lao PDR, Madagascar, Nepal, Pakistan, Rwanda, Sri Lanka, Tajikistan and Uzbekistan.

AIIB Special Fund Window for Less Developed Members

The Special Fund Window was established in May 2020 in order to provide grants to buy down interest due under eligible sovereign-backed loans extended under the CRF (other than policy-based loans), which consisted of those that were extended to, or guaranteed by, members of the Bank that, at the time when the decision to approve the loan was made, were eligible to receive financing from the IDA and qualify as IDA-only. In March 2022, the Board of Directors approved the conversion of the Special Fund Window into the Special Fund Window for Less Developed Members, thereby allowing more contributions to be made and broadening its scope to permit grants to buy down interest due under eligible sovereign-backed financing that are aligned with AIIB’s Corporate Strategy and that are extended to, or guaranteed by, members of the Bank that, at the time when the decision to approve the financing is made, are eligible to receive financing from the IDA and qualify as IDA-only.

Special Fund Resources for the Special Fund Window consist of (i) any amounts transferred by the Bank from the Project Preparation Special Fund; (ii) any amounts received by the Bank for inclusion in the Special Fund Window from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President; (iii) any income derived from investment of the resources of the Special Fund Window; (iv) any funds reimbursed to the Special Fund Window and (v) other sources as determined by the AIIB Board of Directors. The Bank is under no obligation to provide financial support to the Special Fund Window. The Bank, acting as administrator of the Special Fund Window, receives administration fees. See “ –Ordinary Resources and Special Fund Resources” for further information about Special Fund Resources and related requirements.

As of December 31, 2024, Special Fund Resources for the Special Fund Window totaled US$85.1 million, consisting of transfers from the Project Preparation Special Fund, including an initial US$30.0 million transfer in 2020, a US$4.9 million transfer in 2022 and a US$5.0 million transfer in 2023, and contributions from members, including a US$2.5 million contribution from Saudi Arabia paid in 2023, a US$2.0 million contribution from Saudi Arabia paid in 2024, a US$11.2 million contribution from Germany paid in 2024 and a US$29.5 million contribution from the Ministry of Finance of China paid in 2024.

As of December 31, 2024, ten interest rate buy-downs for eligible sovereign-backed loans have been approved under the Special Fund Window for a total of US$44.3 million, net of cancellations, of which US$3.5 million was undisbursed as of December 31, 2024. Such interest rate buy-downs were provided to the following members: Bangladesh, Cambodia, Côte d’Ivoire, Kyrgyzstan, Lao PDR and Maldives.

AIIB Project-Specific Window

Established in March 2024, the Project-Specific Window enables AIIB to accept, manage and disburse grant co-financings on behalf of contributors into eligible AIIB projects in the Bank’s low- and middle-income members and small island members. As of December 31, 2024, committed contributions to the Project-Specific Window, excluding the amount of associated administration fees due to AIIB in respect of the contributions, totaled US$2.0 million from the China International Development Cooperation Agency. These contributions have not been received as of December 31, 2024. As of December 31, 2024, the Bank has approved the use of these contributions for one grant under the Project-Specific Window for a project in Tajikistan.

External Special Funds

The Bank manages three external Special Funds, which are considered to be Special Fund Resources received by the Bank in its role as implementing entity of three multilateral partnership facilities: the MCDF, GIF and Pandemic Fund.

The Multilateral Cooperation Center for Development Finance

Established in 2020, the MCDF is a multilateral financial mechanism designed to promote high-quality infrastructure and connectivity investments in developing countries through the provision of grants to international financial institutions which have become implementing partners of the MCDF Finance Facility (the “MCDF FF”). In addition to the MCDF FF, the MCDF Collaboration Platform promotes communication and collaboration among participating international financial institutions and other development partners regarding plans and activities relating to infrastructure and connectivity investments.

In December 2019, AIIB entered into a Cooperation Agreement with the Ministry of Finance of China concerning the MCDF FF. Under the Cooperation Agreement, China made an advance contribution in anticipation of the formal establishment of the MCDF FF. AIIB administered the advance contribution consistent with rules and procedures applicable to the Bank’s own resources, and the funds compensated AIIB for services it provided with respect to the preparation of the MCDF FF. The Cooperation Agreement was terminated on the date when the MCDF FF was established in May 2020.

Since June 2020, AIIB has served as the administrator of the MCDF FF. AIIB’s activities as administrator of the MCDF FF include providing administrative and financial services, including hosting of the MCDF Secretariat. AIIB engages in these activities pursuant to the Governing Instrument of the MCDF FF and an agreement on the terms and conditions of AIIB’s service as the administrator of the MCDF FF.

For the year ended December 31, 2024, fees associated with the administration of the MCDF FF totaled US$2.1 million. AIIB is also an implementing partner of the MCDF FF and may, from time to time, receive administration fees with respect to this role.

AIIB has established the MCDF Special Fund as an external Special Fund to administer grants received by AIIB as implementing partner of the MCDF FF. As of December 31, 2024, fifteen grants have been approved from the MCDF FF to the MCDF Special Fund for a total of US$12.0 million. These grants are for the benefit of Bangladesh, Bahrain, Brazil, Cambodia, China, Indonesia, Kazakhstan, Lao PDR and Maldives and for multi-country programs.

The Global Infrastructure Facility

Established in 2014, the GIF is a global collaboration platform that was designed to address the shortage of high-quality, bankable infrastructure projects through the provision of end-to-end transaction advisory services and support to governments and MDBs.

Since June 2021, AIIB serves as technical partner for GIF-supported projects and may from time to time receive fees with respect to this role.

AIIB has established the GIF Special Fund as an external Special Fund to administer grants received from the GIF. As of December 31, 2024, one grant has been approved from the GIF to the GIF Special Fund for US$350,000 to support project definition activities with respect to a potential project in Bangladesh.

The Pandemic Prevention, Preparedness and Response Trust Fund

The Pandemic Fund is a multi-stakeholder global partnership that provides a dedicated stream of additional, long-term financing to strengthen critical pandemic prevention, preparedness and response capabilities in low- and middle-income countries. The Pandemic Fund’s Secretariat is hosted by the World Bank.

AIIB was selected as one of the implementing entities to the Pandemic Fund. AIIB has established the Pandemic Fund Special Fund as an external Special Fund to manage grants it receives as an implementing entity to the Pandemic Fund. As of December 31, 2024, the Pandemic Fund has approved two AIIB requests for a total of US$11.8 million in grant funding to support projects in Cambodia and Rwanda. Of this total approved amount, as of December 31, 2024, the Pandemic Fund Special Fund has received a total of US$2.3 million in grant funding from the Pandemic Fund.

Quality of Financing Portfolio

When a borrower fails to make payment on any principal, interest or other charge due to the Bank, the Bank may suspend disbursements on loans to that borrower. With respect to sovereign-backed loans, the Bank would cease approving new loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

As required by IFRS Accounting Standard 9, AIIB uses the ECL model to estimate credit loss on financial assets, such as loan disbursements, and on other instruments, such as undrawn loan commitments and financial guarantees. AIIB recognizes a provision to the extent the ECL of a financial instrument exceeds its gross carrying amount. See “Risk Management–Risk Types–Credit Risk” and Notes B3.3.6, B5.1 and D3 to the 2024 Audited Financial Statements for further discussion on the Bank’s credit quality analysis.

As of December 31, 2024, no AIIB assets were categorized as overdue or written off, except for (i) seven bond investments measured at amortized cost that were assessed as credit impaired with a carrying amount of US$1.0 million (net of the associated ECL allowance); and (ii) US$218.4 million of overdue contractual undiscounted paid-in capital receivables, which are not considered impaired.

As of December 31, 2024, total ECL in relation to loans and commitments, debt securities at amortized cost and issued guarantees decreased to US$218.8 million from US$297.1 million as of December 31, 2023. The decrease between December 31, 2024 and December 31, 2023 was mainly attributable to revisions to AIIB’s methodology for calculating ECL in respect of expected recoveries in the case of defaults of sovereign-backed loans as well as a release in the ECL allowance for AIIB’s loan investments as a result of AIIB’s exiting in full a non-sovereign backed loan that had been recognized as credit impaired, which were partially offset by ECL increases in respect of certain non-sovereign backed loans and continued growth in disbursements under approved financings. See “Risk Management–Risk Types–Credit Risk” for further information regarding changes during the nine months ended September 30, 2024 to AIIB’s methodology for calculating ECL.

The following table shows the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and debt securities at amortized cost.

	As of December 31,
	2024		2023

	(in thousands of US$)
	Gross carrying amount and commitments	ECL	Gross carrying amount and commitments	ECL
Sovereign-backed loans and guarantees	37,645,937	(64,178)	32,578,328	(186,727)
Non-sovereign-backed loans	3,538,576	(135,634)	2,821,984	(95,360)

Total loans and guarantees	41,184,513	(199,812)	35,400,312	(282,087)

Debt securities at amortized cost	11,767,469	(18,980)	8,281,348	(14,983)

RISK MANAGEMENT

AIIB has established a Financial and Risk Management Framework, which includes an outline of the Bank’s approach to risk and forms the guiding reference framework for all policies and guidelines related to risks.

Risk Philosophy

The Bank’s risk philosophy is the foundational pillar of the Bank’s approach to risk management. According to the risk philosophy, the Bank’s risk management function aims to accomplish the following three objectives:

•	enable the Bank to fulfill its mandate to promote infrastructure and other productive sectors;

•	ensure the stability and financial continuity of the Bank through efficient capital allocation and utilization, and comprehensively manage risks and reputational consequences; and

•	foster a strong risk culture by embedding risk accountability in the Bank.

Risk Appetite Statement

The Bank’s Risk Appetite Statement (the “RAS”), inter alia, articulates the maximum aggregate level and types of risk that the Bank is willing to assume, within its Risk Capacity (as defined below), to achieve its strategic objectives and business plan (the “Risk Appetite”).

The maximum level of risk that the Bank can assume given its current level of resources before breaching constraints is determined by (i) available capital and liquidity needs; (ii) the operational environment (e.g., technical infrastructure, risk management capabilities and expertise); and (iii) Bank obligations (the “Risk Capacity”). The Bank allocates its Risk Capacity between core and non-core risks: core risks are those directly linked to the Bank’s investment operations mandate and non-core risks are those arising from activities, including treasury operations and other operational activities, supporting the Bank’s investment operations mandate.

The RAS classifies each risk type according to one of three appetite levels – low, medium or high:

•	Low appetite reflects risk events that have the potential to substantially damage the Bank, jeopardizing its ability to fulfill its mission.

•

Medium appetite reflects risk events that, while significant, are not a threat in isolation to the Bank. These risks are typically incurred as part of the Bank’s business, but not in the pursuit of the Bank’s strategic goals.

•	High appetite reflects risk events that are accepted, but closely managed, by the Bank. These risks are typically incurred in pursuit of the Bank’s strategic goals.

The Bank has established a variety of key performance indicators (“KPIs”) and key risk indicators (“KRIs”), which are monitored regularly. The Risk Management Department also performs stress tests of the Bank’s draft business plan to ensure compliance with the RAS. The Risk Committee informs the Board of Directors of the impact of the final business plan on the RAS and proposes remedial actions in the event the business plan causes the RAS to be breached. The RAS is submitted to the Board of Directors for its approval both on an annual basis and in the event there is any material change to the RAS.

Risk Management Architecture

The risk management architecture comprises the Bank’s policies, processes, organizational structure and control and assurance system that, collectively, are designed to help the Bank identify, measure, monitor and control risks. The risk management architecture enables the implementation of AIIB’s risk philosophy and ensures accountability regarding risk management. The Board of Directors approves key risk policies and monitors core risk metrics and risk limits. The Audit and Risk Committee reviews risk-related policies and the RAS. The President recommends key risk policies for approval by the Board of Directors. The Risk Committee, which is chaired by the Chief Risk Officer and whose members include the Chief Financial Officer, the Vice President, Policy and Strategy,

the Vice Presidents, Investment Operations and the General Counsel, exercises oversight on behalf of the President of the key risks of the Bank. The Risk Management Department, which is headed by the Chief Risk Officer, has overall responsibility for managing risks, including implementing risk management strategies, policies and procedures.

Key responsibilities of the Bank’s Risk Management Department are the following:

•	Risk Management and Oversight: Overall development and oversight of the Bank’s risk framework and policy, and direct governance of AIIB’s Risk Committee;

•	Guardian of Risk Appetite: Articulation of the Bank’s overall Risk Appetite and appropriate risk limits, and the embedding of the Risk Appetite into the Bank’s processes and culture;

•	Risk Identification and Assessment: Identification of all material risks, definition of key risk metrics and indicators and development of methodologies, indicators and models to measure risks;

•	Risk Monitoring and Reporting: Regular monitoring of AIIB’s risks and the development and maintenance of a concise upward risk reporting system;

•	Strategic Decision Making: Align overall business and operational plans with appropriate risk management and ensure that strategic planning reflects the Bank’s Risk Appetite;

•

Risk Optimization: Risk optimization and active risk management by shaping the risk profile within the Bank’s Risk Appetite limits, strategic capital allocation through risk-adjusted capital and development of risk-adjusted performance management; and

•	External Communication: Facilitate the consistent and proportionate disclosure of all risks to external parties, including interaction with rating agencies.

Three Lines of Defense

AIIB’s risk management activities are organized in line with the Three Lines of Defense Principle:

•

The first line of defense consists of the Bank’s business units where risks are taken, including investment operations and other client-facing functions, and is designed to ensure that AIIB effectively identifies, assesses, manages and reports risk;

•

The second line of defense is the Bank’s risk management and compliance functions. The risk management function is primarily responsible for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting on risk-related work carried out by the first line of defense. The compliance function monitors compliance with laws, corporate governance rules and internal policies; and

•

The third line of defense is the Bank’s internal audit function, which is responsible, in part, for reviewing and providing assurance regarding the effectiveness of the Bank’s risk management activities and governance.

Capital Adequacy

The Bank’s capital supports its operations and acts as a cushion to absorb unexpected losses and/or a deterioration in the value of the Bank’s assets. AIIB manages capital adequacy risk in accordance with several limits, including the following. First, as required by Article 12(1) of the Articles of Agreement, the Bank’s total exposure from its investment operations must be less than the Bank’s total unimpaired subscribed capital, reserves and retained earnings. This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. Second, the Bank’s available capital (i.e., paid-in capital, plus reserves, a prudent portion of callable capital and accumulated retained earnings, less prudent valuation adjustments and unrealized own-credit gains or losses) must be greater than its economic capital (“ECap”) (a risk-sensitive measure used to determine the Bank’s capital requirements), based on an actual and a three-year projected balance sheet composition, both on a base case and on a stressed scenario basis. AIIB calculates ECap on credit risk, equity investment risk, market risk, counterparty credit risk and operational risk. The stress testing of the Bank’s available capital serves several purposes, including to set a buffer over ECap that protects the Bank’s credit ratings in the event of a severe and protracted crisis scenario.

Risk Types

AIIB has developed both qualitative and quantitative methodologies for identifying, measuring and managing risks. Material risks that the Bank currently faces or expects to face in the future are listed below.

Credit Risk

Credit risk is the risk that a borrower or other counterparty fails to discharge an obligation, thereby causing a loss on the part of the Bank. The Bank is exposed to credit risk in its financing activities.

Sovereign credit risk is determined as a single evaluation for all obligations owed by a sovereign to AIIB, all of which must comply with the Bank’s Operational Policy on Financing and General Conditions applicable to sovereign-backed loans (or, for obligations originated through a third party, with requirements of the third party that are equivalent in substance and enforceability to the Bank’s Policy on Financing and General Conditions applicable to sovereign-backed loans). The Bank’s evaluation of sovereign credit risk is based on quantitative and qualitative risk measurements. The Bank performs its own sovereign credit analysis and assigns its own internal credit ratings, comprising 16 grades. Grades 1a-4 are considered investment grade. As of December 31, 2024, the rating of sovereign-backed loans ranged from 1a to 11c. As an MDB, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

Non-sovereign credit risk relates to the creditworthiness of a private obligor (including a publicly owned company that does not have the benefit of an explicit sovereign guarantee) and the ability and willingness of such private obligor to repay its debt obligations. The Bank deploys a variety of tools to manage this risk, including assigning its own internal credit rating for the borrower (taking into account specific project, sector, macroeconomic and country credit risks) and possibly requiring credit enhancements. For non-sovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country that has a better rating than the local sovereign credit rating. As of December 31, 2024, the rating of non-sovereign loans ranged from 1b to 11a (on the Bank’s 16-grade internal credit ratings scale). The Bank also imposes certain exposure limits in respect of non-sovereign financings.

The Bank has adopted an ECL three-stage model for assessing credit risk: Stage 1 for those financial instruments that have not experienced a significant increase in credit risk (“SICR”) since initial recognition; Stage 2 for those financial instruments that have experienced a SICR since initial recognition; and Stage 3 for those financial instruments deemed credit impaired.

To determine whether SICR has occurred, the Bank examines quantitative, qualitative and backstop criteria. The quantitative criteria for determining whether SICR has occurred are as follows: a three-grade downgrade for financial assets with an internal rating following the downgrade of 8 or better on the Bank’s internal credit ratings scale and a two-grade downgrade for financial assets with an internal rating following the downgrade of 9 or worse on the Bank’s internal credit ratings scale. Qualitative criteria include (i) adverse changes in business, financial or economic conditions; (ii) expected breach of contract that may lead to covenant waivers or amendments; (iii) transfer to watchlist/monitoring; or (iv) change in payment behavior. As a backstop, SICR is deemed to have occurred if the payment under a financial instrument is past due by 30 or more days.

To determine whether an asset is credit impaired, the Bank assesses whether one or more events has occurred that will have a detrimental impact on the estimated cash flows of such asset. Evidence of credit impairment includes observable data on any of the following events: (i) a significant financial difficulty of the borrower; (ii) a breach of contract, such as a default or past due event; (iii) the lender or lenders of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower one or more concessions that the lender or lenders would not otherwise consider; (iv) an increasing likelihood that the borrower will enter bankruptcy or other financial reorganization; or (v) the purchase or origination of a financial asset at a deep discount that reflects the incurred credit losses.

The Bank measures ECL on both a 12-month and contractual lifetime basis in the following manner: Point-in-time probability of default * loss given default * exposure at default * discount factor. Exposure at default is the gross carrying amount at each point in time over the life of the financial instrument. 12-month ECL is calculated based on a one-year time horizon and lifetime ECL is calculated based on the contractual remaining life of the financial instrument. ECL calculations are performed for three different scenarios: baseline, upside and downside. In respect of each financial instrument, the Bank defines default to mean one or more of the following: (i) payment default (180 days past due for sovereign obligors or 90 days past due for non-sovereign obligors); (ii) breach of specific covenants that trigger a default clause; (iii) default under a guarantee or collateral or other support agreement; (iv) failure to pay a final judgment or court order; and (v) bankruptcy, liquidation or the appointment of a receiver.

As part of its credit risk monitoring and model governance processes, the Bank periodically evaluates the performance of the ECL model and reviews the appropriateness of critical modeling methodology and risk parameter inputs. During the nine months ended September 30, 2024, the Bank conducted a holistic review and adopted a series of enhancements to (i) the Bank’s framework for calculating expected recoveries in the case of defaults of sovereign-backed loans and guarantee (i.e., loss given default), updating this framework in accordance with recommendations of the G20 Capital Adequacy Framework working group and published loss data of peer MDBs; (ii) the forward-looking macroeconomic scenarios used for the baseline, upside and downside scenarios applied in the Bank’s ECL calculations, reflecting evolutions in the global economic environment and heightened volatilities since 2020, emerging risks and, for countries vulnerable to climate change, climate change as an additional shock to the downside scenario; and (iii) the Bank’s methodology for calculating point-in-time probability of default, applying more granular data for the country and industry of an obligor. The Bank also included a post model adjustment (“PMA”) in the nine-months ended September 30, 2024 as an overlay to the modeled ECL for loan investments in Stage 1 and Stage 2 to reflect increased uncertainties related to potential disruptions and payments due to geopolitical risks. PMA as of December 31, 2024 amounts to an ECL of US$81 million. See Note D3 to the 2024 Audited Financial Statements for further information regarding these revisions to the Bank’s ECL model.

The Bank writes off the gross carrying amount of a financial asset when it has no reasonable expectations of recovering the contractual cash flows on such asset in its entirety or a portion thereof.

See “Operations of AIIB–Quality of Financing Portfolio” and Notes B.3.3.6, B5.1 and D3 to the 2024 Audited Financial Statements for further information on ECL calculations and balances.

The table below sets forth the Bank’s loans investments (gross carrying amount of loans and exposure of loan commitments) and issued guarantee commitments, classified by geographic distribution and ECL staging:

Region	As of Dec. 31, 2024				As of Dec. 31, 2023
	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

	(in thousands of US$)
Sovereign-backed loans and guarantees(1)
Total Regional	34,520,629	876,860	—	35,397,489	29,078,531	1,530,986	—	30,609,517
Total Non-Regional	2,248,448	—	—	2,248,448	1,968,811	—	—	1,968,811

Total sovereign-backed loans and guarantees	36,769,077	876,860	—	37,645,937	31,047,342	1,530,986	—	32,578,328

Non-sovereign-backed loans
Total Regional	2,791,602	399,091	—	3,190,693	2,077,148	382,421	67,255	2,526,824
Total Non-Regional	243,377	104,506	—	347,883	181,065	114,095	—	295,160

Total non-sovereign-backed loans	3,034,979	503,597	—	3,538,576	2,258,213	496,516	67,255	2,821,984

Total	39,804,056	1,380,457	—	41,184,513	33,305,555	2,027,502	67,255	35,400,312

Note:

(1) Sovereign-backed guarantees issued as of December 31, 2024 and December 31, 2023 were designated Stage 1.

The Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments, before taking into account any collateral held or other credit enhancements, is the carrying amount of such instruments (as reflected on the Bank’s balance sheet). The maximum exposure to credit risk from undrawn loan commitments was US$13,005.4 million as of December 31, 2024 and US$11,959.4 million as of December 31, 2023.

The table below sets forth the Bank’s credit enhancements for loans and commitments:

	As of December 31, 2024	As of December 31, 2023

	(in thousands of US$)
Guaranteed by sovereign members	3,139,428	3,653,473
Guaranteed by non-sovereign entities	1,216,596	683,395
Unguaranteed(1)	35,484,760	29,873,161

Total	39,840,784	34,210,029

Note:

(1)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to members.

The table below sets forth the Bank’s loan portfolio (including committed and outstanding amounts) and issued financial guarantees, classified by ranges of internal credit ratings assigned by the Bank and year of origination.

Range of Internal Credit Ratings	As of December 31, 2024(1)					As of December 31, 2023(1)
	2024	2023	2022	Before 2022	Total	2023	2022	2021	Before 2021	Total

	(in millions of US$)
1a to 4	4,790	2,072	4,617	11,086	22,564	2,065	4,697	2,890	8,699	18,351
5 to 7	2,177	2,443	2,315	5,093	12,028	2,344	1,635	2,030	1,609	7,618
8 to 10	792	1,099	1,239	2,761	5,891	1,327	2,051	1,277	4,084	8,739
11a to 12	15	—	—	686	701	—	—	190	502	692

Total	7,774	5,614	8,171	19,626	41,185	5,736	8,383	6,387	14,894	35,400

Note:

(1)

The amounts set forth in this table include loan investments (gross carrying amount of loans and exposure of loan commitments) and issued guarantee commitments. Committed amounts are amounts the Bank has approved and committed to provide pursuant to legally binding documentation, but has not yet disbursed. For sovereign-backed loans, these amounts are further limited to financings for which all conditions precedent required for disbursement have been satisfied. Outstanding amounts represent the gross carrying amount of the loans (i.e., including the transaction costs and fees that are capitalized through the effective interest method). The year of origination is the year in which a loan became effective (see “Operations of AIIB–Financing Portfolio”).

Equity Investment Risk

Equity investment risk is the risk of losing money from investments in equities (which may be held directly or through holdings in a fund). The Bank may deploy a variety of measures to manage this risk. For example, if the equity is listed, the investment risk can be marked-to-market, subject to liquidity discounts. For unlisted equities, the investment risk is measured by reference to fair value, with the aid of valuation models and external benchmarks. Risk limits on equity investments are designed both to capture the maximum loss to which the Bank is exposed and to ensure that AIIB’s equity investments are within the Bank’s risk appetite.

The Bank treats its fund investments, such as limited partnership funds and trust investments with an equity nature of participation, in the same way as equity investments when they have the following features: (i) the investments entitle the Bank to distributions according to pre-determined arrangements during their lives and upon liquidation and (ii) the investments do not promise a particular return to the holders.

As of December 31, 2024, the fair value of the Bank’s investments with equity participation, which include the bank’s funds investments, investments in venture capital associates and others amounted to US$1,255.5 million, compared to US$980.4 million as of December 31, 2023.

Liquidity Risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flows and collateral needs without affecting either daily operations or the financial condition of the Bank. AIIB manages liquidity risk in a variety of ways, including the setting of risk limits, the monitoring of liquidity risk ratios and early warning indicators, diversification, the deployment of liquidity buffers and the implementation of a liquidity contingency plan. Under the Bank’s policy, the Bank maintains liquidity at levels at least equal to (i) 40% of net cash flow requirements for the next three years and (ii) 100% of net cash flow requirements for the next year under extreme stress conditions. The Bank also maintains a stock of high-quality liquid assets to meet potential liquidity requirements for a 30-day stress scenario and periodically conducts stress tests to ensure that it can meet its payment obligations.

The table below sets out the contractual maturities of the Bank’s material financial liabilities as of December 31, 2024:

	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

	(in thousands of US$)
Financial liabilities
Borrowings	(344,383)	(333,800)	(6,945,209)	(26,050,576)	(3,401,068)	(37,075,036)
Other liabilities(1)	(433,361)	—	—	—	—	(433,361)

Note:

(1)

Other liabilities include collateral held in relation to derivatives that becomes repayable dependent on daily movements in interest rates, payable and advance receipt for unsettled trades and bank overdrafts.

Market Risk

Market risk is the risk of losing money due to the overall performance of the financial markets across all marketable instruments in the Bank’s treasury and investment operations portfolio. The Bank is potentially exposed to three material types of market risk: currency, spread and interest rate risk. The Bank employs a variety of methods to assess and mitigate market risks, such as monitoring value-at-risk, changes in economic value of equity, net interest income sensitivity, the interest rate repricing gap, and duration indicators, as well as the setting of limits. Currency risk is managed through funding debt-funded assets in the same currency (on an after-hedging basis). The Bank manages refinancing risk by applying “pass-through pricing” for sovereign-backed financings and risk premia for non-sovereign-backed financings and by applying a limit on debt redemptions.

AIIB has completed its project of transitioning to alternative benchmark rates. As of December 31, 2024, a majority of the Bank’s loans are subject to floating interest rates, i.e., SOFR for U.S. dollars, 6-month EURIBOR for Euros and 3-month SHIBOR for Chinese yuan. The most significant are SOFR-based loans, which are AIIB’s main sovereign lending product. AIIB also issues bonds in various currencies, and typically swaps their proceeds into U.S. dollar SOFR liabilities, and may fund local currency loans through cross-currency swaps from U.S. dollars into the local currency.

Counterparty Credit Risk

Counterparty credit risk is the risk that a counterparty to a transaction defaults before the final settlement of such transaction’s cash flows.

The Bank manages counterparty credit risk, principally with respect to its treasury portfolio, through a variety of ways, including the following: (i) assigning a credit rating for each counterparty, which must be at or above a defined minimum for it to be considered an eligible counterparty; (ii) assigning a credit limit to each eligible counterparty before consummating any transaction with it; (iii) monitoring AIIB’s exposure to each counterparty; and (iv) monitoring each counterparty’s credit quality, and using collateral agreements and limits adjustments to mitigate against deterioration in such credit quality.

As of December 31, 2024, the Bank was exposed to counterparty credit risk on its treasury portfolio, which mainly consisted of term deposits, certificates of deposit, commercial papers, money market funds, bond investments and investments in portfolios of high credit quality securities managed by external asset managers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Balance Sheet–Assets.” The Bank is also exposed to counterparty credit risk on its derivatives transactions, which is managed through the use of credit support annexes that require the exchange of cash collateral (subject to minimum threshold amounts) and the posting of initial margin by the counterparty should its credit rating fall below a certain threshold, and to a limited extent, on its investment operations.

Asset Liability Risk

Asset liability risks arise from the mismatch of assets and liabilities in terms of currency, interest rates or maturities. Asset liability risk is managed through a variety of tools, including balance sheet projections and the setting of risk limits.

The Bank offers loans in U.S. dollars and in other currencies, provided it has the means to adequately operate in such other currencies and manage associated risks (including through the use of currency swaps or other hedging mechanisms).

Debt-funded financial assets, such as loans, that create market exposures are funded on a back-to-back basis, managed through the use of financial derivatives or otherwise passed through to the borrower. Debt-funded financial assets may be funded with liabilities of a shorter maturity or with mismatched timing of cash flows, subject to defined debt redemption limits that impose a ceiling on the amount of liabilities that may mature during any period. Such refinancing risk may also be mitigated by applying “pass-through pricing” for sovereign-backed financings and risk premia for non-sovereign-backed financings. See “–Market Risk.”

Any financial derivative entered into by the Bank will be subject to limits and reporting requirements.

Model Risk

Model risk is the risk of adverse consequences arising from decisions based on incorrect or misused model outputs and reports. The Bank has established processes to ensure that the Bank’s models have been adequately validated, capture material risks and are conceptually sound and suitably controlled.

Operational Risk

Operational risk is the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error or from the occurrence of external events. The Bank’s definition of operational risk is consistent with the Basel Committee Banking Industry Standards, but has been extended to include reputational risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

Compliance Risk

Compliance risk is the risk of legal or regulatory sanctions, material financial loss or reputational loss that AIIB may suffer as a result of its failure to comply with laws, regulations, internal rules and standards as they relate to financial crime. An independent compliance risk function is responsible for safeguarding the Bank, especially in complying with the aforementioned sanctions and preventing money laundering and financing of terrorism.

Integrity Risk

Integrity risk is the risk that the Bank or its clients will engage in activities that may have an adverse reputational impact on the Bank, whether due to the nature of those activities or due to the background and behavior of the entities with whom the Bank conducts those activities, including those described in the Bank’s Policy on Prohibited Practices.

The Bank deploys a variety of measures to mitigate these risks, including impact assessments, ongoing interaction with counterparties, clients and other stakeholders and regular reporting and monitoring.

GOVERNANCE AND ADMINISTRATION

Pursuant to the Articles of Agreement, the Bank is administered and managed by the Board of Governors, the Board of Directors, a President, one or more Vice-Presidents and other officers and staff.

Board of Governors

All of the powers of the Bank are vested in the Board of Governors, consisting of one Governor and one Alternate Governor appointed by each member. While the Articles of Agreement do not specify criteria for the appointment of a Governor by the member, the composition of the Board of Governors includes officials of ministerial (or equivalent) rank. Alternate Governors may only vote in the absence of their principal. A Chairman is elected at each Annual Meeting and such person holds the office until the election of the next Chairman.

The Board of Governors may delegate to the Board of Directors any or all its powers, except the power to (i) admit new members and determine the conditions of their admission; (ii) increase or decrease the authorized capital stock of the Bank; (iii) suspend members; (iv) decide appeals from interpretations or applications of the Articles of Agreement given by the Board of Directors; (v) elect the Directors of the Bank and determine expenses to be paid for Directors and Alternate Directors, as well as their remuneration, if any; (vi) elect, suspend or remove the President and determine his/her remuneration; (vii) approve the general balance sheet and statement of profit and loss of the Bank; (viii) determine the reserves and the allocation and distribution of net profits of the Bank; (ix) amend the Articles of Agreement; (x) decide to terminate the operations of the Bank and to distribute its assets; and (xi) exercise such other powers as expressly assigned to the Board of Governors in the Articles of Agreement. The Board of Governors retains full power to exercise its authority over any delegated matter.

All matters before the Board of Governors are decided by a majority of the votes cast, other than matters that are designated as a Super Majority Vote or Special Majority Vote pursuant to the Articles of Agreement. A Super Majority Vote requires an affirmative vote of two-thirds of the total number of Governors, representing not less than three-fourths of the total voting power of AIIB’s members. Matters requiring a Super Majority Vote include, among others, matters relating to (i) suspension of membership; (ii) termination of the Bank’s operations; (iii) distribution of assets; (iv) amendments to the Articles of Agreement; (v) increases in authorized capital; (vi) changing the subscription base so that regional members comprise less than 75% of total subscribed stock; (vii) increases to the subscription amount of a member; (viii) assistance to recipients beyond those authorized in the Articles of Agreement; (ix) allocation and distribution of net income otherwise than as provided by the Articles of Agreement; (x) electing, suspending or removing the President of the Bank; and (xi) increasing or decreasing the size of the Board of Directors. A Special Majority Vote requires an affirmative vote of a majority of the total number of Governors, representing not less than a majority of the total voting power of AIIB’s members. A Special Majority Vote is required for certain matters, including, among others, those relating to (i) the issue of shares other than at par value; (ii) establishing subsidiary entities; and (iii) admitting members of IBRD or ADB under different terms than provided for in the Articles of Agreement. As noted above under “Asian Infrastructure Investment Bank–Membership, Capital Structure and Reserves–Capital Structure,” voting rights acquired by a member in respect of paid-in and associated callable shares for which payments are due but have not been received are suspended until full payment is received by the Bank.

As of February 28, 2025, the Board of Governors was composed of the following members and alternates:

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Afghanistan	Mohammad Khalid Payenda, Acting Minister of Finance	Nazir Kabiri, Deputy Minister for Policy

Algeria	Abdelkrim Bouzred, Minister of Finance	Ali Bouharaoua, Acting General Director of External Economic and Financial Relations

Argentina	Pablo Quirno, Secretary of Finance	Matias Mana, Undersecretary of International Financial Relations

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Australia	Jim Chalmers, Treasurer	Stephen Jones, Assistant Treasurer

Austria	Gunter Mayr, Federal Minister of Finance	Harald Waiglein, Director General for Economic Policy and Financial Markets, Federal Ministry of Finance

Azerbaijan	Mikayil Jabbarov, Minister of Economy	Samir Sharifov, Minister of Finance

Bahrain	Shaikh Salman Khalifa Salman Alkhalifa, Minister of Finance	Yusuf Abdulla Humood, Undersecretary for Financial Affairs

Bangladesh	Salehuddin Ahmed, Finance and Planning Adviser	Md. Shahriar Kader Siddiky, Secretary of the Economic Relations Division

Belarus	Nikolai Snopkov, First Deputy Prime Minister	Yury Seliverstau, Minister of Finance

Belgium	Vincent Van Peteghem, Minister of Finance	Ronald De Swert, Counsellor General

Benin	Romuald Wadagni, Minister of Economy and Finance	Hugues Oscar Lokossou, General Manager, Debt Management Agency “Caisse Autonome d’Amortissement (CAA)”

Brazil	Fernando Haddad, Minister of Finance	Tatiana Rosito, Vice Minister for International Affairs at the Ministry of Finance

Brunei Darussalam	Amin Liew Abdullah, Minister of The Prime Minister’s Office and Minister of Finance and Economy II	Pengiran Datin Zety Sufina Dato Sani, Deputy Minister of Finance and Economy (Fiscal)

Cambodia	Aun Pornmoniroth, Deputy Prime Minister and Minister of Economy and Finance	Vongsey Vissoth, Secretary of the State Ministry of Economy and Finance

Canada	Dominic LeBlanc, Minister of Finance and Intergovernmental Affairs	Rob Stewart, Deputy Minister of International Trade

Chile	Mario Marcel, Minister of Finance	Heidi Berner Herrera, Undersecretary of Finance

China	Lan Fo’an, Minister of Finance	Liao Min, Vice Minister of Finance

Cook Islands	Mark Brown, Prime Minister and Minister of Finance	Garth Henderson, Financial Secretary of Ministry of Finance and Economic Management

Côte d’Ivoire	Adama Coulibaly, Minister of Economy and Finance	Nialé Kaba, Minister of Planning and Development

Croatia	Marko Primorac, Minister of Finance	Stipe Župan, State Secretary of the Ministry of Finance

Cyprus	Makis Keravnos, Minister of Finance	Costas Constantinides, Senior Economic Officer

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Denmark	Lotte Machon, State Secretary for Development Policy	Marie-Louise Koch Wegter, Director for Multilateral Cooperation and Policy

Djibouti	Ilyas Moussa Dawaleh, Minister of Economy and Finance in Charge of Industry	Samir Aden Cheikh, Principal Advisor & Director of Cabinet, Ministry of Economy and Finance in Charge of Industry

Ecuador	Pablo Arosemena, Minister of Economy and Finance	Daniel Lemus, Vice Minister of Finance

Egypt	Ahmed Kouchouk, Minister of Finance	Rania Al-Mashat, Minister of International Cooperation

El Salvador	Jerson Posada Minister of Finance	Luis Sánchez Vice Minister of Finance

Ethiopia	Ahmed Shide, Minister of Finance	Semereta Sewasew Aweke, State Minister of Finance for Economic Cooperation

Fiji	Biman Chand Prasad, Deputy Prime Minister and Minister for Finance, Strategic Planning, National Development and Statistics	Shiri Krishna Gounder, Permanent Secretary for Ministry of Finance, Strategic Planning, National Development and Statistics

Finland	Riikka Purra, Minister of Finance	Leena Mörttinen, Permanent Under-Secretary

France	Eric Lombard, Minister of Economy, Finance and Industrial and Digital Sovereignity	Bertrand Dumont, Director General of the French Treasury

Georgia	Lasha Khutsishvili, Minister of Finance	Natela Turnava, Minister of Economy and Sustainable Development

Germany	Jörg Kukies, Federal Minister of Finance	Heiko Thoms, State Secretary of the Federal Ministry of Finance

Ghana	Ken Ofori-Atta, Minister for Finance	Mohammed Amin Adam, Minister of State

Greece	Konstantinos Hatzidakis, Minister of Finance	Achilleas Tzimas, Head of EU Affairs and International Relations Directorate of the Ministry of Finance

Guinea	Moussa Cisse, Minister of Economy, Finance and Planning	Karamo Kaba, Governor of the Central Bank

Hong Kong, China	Paul MP Chan, Financial Secretary	Christopher Hui, Secretary for Financial Services and the Treasury

Hungary	Márton Nagy, Minister for National Economic of Hungary	Márton Bókay, Deputy State Secretary for National Development Financing, Ministry for National Economy of Hungary

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Iceland	Daði Már Kristófersson, Minister of Finance and Economic Affairs	Hermann Sæmundsson, Permanent Secretary, Ministry of Finance and Economic Affairs

India	Nirmala Sitharaman, Minister of Finance	Ajay Seth, Secretary (EA) of the Government of Republic of India

Indonesia	Sri Mulyani Indrawati, Minister of Finance	Rachmat Pambudy, Minister of National Development Planning

Iran	Abdolnaser Hemmati, Minister of Economic Affairs and Finance	Abolfazl Kodehei, Vice Minister of Economic Affairs and Finance of the Islamic Republic of Iran and President of the Organization for Investment, Economic and Technical Assistance of Iran

Iraq	Taif Sami Mohammed, Minister of Finance	Bareen Abdul Salam Kasem, Director General and Board Chairman of Iraqi Fund for External Development

Ireland	Paschal Donohoe, Minister of Finance	John Hogan, Secretary General of the Department of Finance

Israel	Bezalel Smotrich, Minister of Finance	Shmuel Abramzon, Acting Chief Economist at the Ministry of Finance

Italy	Giancarlo Giorgetti, Minister of Economy and Finance	Francesca Utili, Head of International Financial Relations

Jordan	Zeina Toukan, Minister of Planning and International Cooperation	Marwan Al-Refai, Secretary General of the Ministry of Planning and International Cooperation

Kazakhstan	Nurlan Baibazarov, Deputy Prime Minister—Minister of National Economy	Satzhan Ablaliev, Vice Minister of Transport

Kenya	John Mbadi Ng’ongo, Cabinet Secretary of the National Treasury and Economic Planning	Christopher Kiprotich Kiptoo, Principal Secretary of the National Treasury

Korea	Sangmok Choi, Deputy Prime Minister and Minister of Economy and Finance	Chang Yong Rhee, Governor of the Bank of Korea

Kyrgyzstan	Baketaev Almaz Kushbekovich, Minister of Finance	Daniiar Amangeldiev, Minister of Economy and Commerce

Lao PDR	Santiphab Phomvihane, Minister of Finance	Phouthanouphet Saysombath, Deputy Minister of Finance

Liberia	Augustine Kpehe Ngafuan, Minister of Finance and Development Planning	Dehpue Y. Zuo, Deputy Minister for Finance and Economic Management

Libya	Naji Mohamed Belgasem, Governor of Central Bank of Libya	Moftah Ali Suliaman, Director of the Financial Market, Central Bank of Libya

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Luxembourg	Gilles Roth, Minister of Finance	Arsène Jacoby, Director of Multilateral Affairs, Development and Compliance Department

Madagascar	Rabarinirinarison Rindra Hasimbelo, Minister of Economics and Finances	Rajaofetra Andry Nirina, Director General of the Treasury

Malaysia	Anwar Ibrahim, Minister of Finance	Johan Mahmood Merican, Secretary General of Treasury

Maldives	Moosa Zameer, Minister of Finance and Planning	Abdulla Muththalib, Minister of Construction and Infrastructure

Malta	Clyde Caruana, Minister for Finance	Paul Zahra, Permanent Secretary at the Ministry for Finance

Mongolia	Javkhlan Bold, Minister of Finance	Ganbat Jigjid, State Secretary of Ministry of Finance

Morocco	Nadia Fettah, Minister of Economy and Finance	Faouzia Zaâboul, Director of Treasury and External Finance of the Ministry of Economy and Finance

Myanmar	Soe Win, Union Minister for Planning and Finance	Maung Maung Win, Deputy Minister for Planning and Finance

Nauru	David W.R. Adeang, President and Minister of Finance	John R. Petersen, Adviser to the President of Nauru

Nepal	Bishnu Prasad Paudel, Deputy Prime Minister and Finance Minister of the Government of Nepal	Ram Prasad Ghimire, Secretary for Ministry of Finance

Netherlands	Eelco Heinen, Minister of Finance	Jasper Wesseling, Treasurer-General at the Ministry of Finance

New Zealand	Nicola Willis, Minister of Finance	Iain Rennie, Secretary and Chief Executive

Norway	Stine Renate Håheim, State Secretary, Ministry of Foreign Affairs	Harriet Veddegjerde Solheim, Director of Section for Multilateral Development Bank, Ministry of Foreign Affairs

Oman	Abdulsalam Al Murshidi, President of Oman Investment Authority	Thuriya Al Balushi, Manager of Economic Diversification Investments

Pakistan	Ahad Khan Cheema, Federal Minister for Economic Affairs	Kazim Niaz, Secretary, Economic Affairs Division

Papua New Guinea	Ian Ling-Stuckey, Minister for Treasury	Andrew Oaeke, Secretary for Treasury

Peru	José Antonio Salardi Rodríguez, Minister of Economy and Finance	Betty Armida Sotelo Bazán, Vice Minister of Finance

Philippines	Ralph G. Recto, Finance Secretary	Joven Z. Balbosa, Department of Finance Undersecretary

Poland	Andrzej Domański, Minister of Finance	Marta Gajęcka, Member of the Management Board of the National Bank of Poland

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Portugal	Joaquim Miranda Sarmento, Minister of State and Finance	Nuno Sampaio, Secretary of State for Cooperation and Foreign Affairs

Qatar	Ali bin Ahmed Al-Kuwari, Minister of Finance	Khalaf Ahmed Al Mannai, Undersecretary of the Ministry of Finance

Romania	Carmen Moraru, State Secretary, Ministry of Finance	Boni Florinela Cucu, General Director, Ministry of Public Finance

Russia	Maksim Reshetnikov, Minister of Economic Development	Ivan Chebeskov, Deputy Minister of Finance

Rwanda	Yusuf Murangwa, Minister of Finance and Economic Planning	Linda Mutesi Rusagara, Minister of State in Charge of Public Investment and Resource Mobilization, Ministry of Finance and Economic Planning

Samoa	Lautimuia Uelese Vaai, Minister of Finance	Saoleititi Maeva Betham Vaai, Chief Executive Officer, Ministry of Finance

Saudi Arabia	Mohammed Al-Jadaan, Minister of Finance	Khalid Sulaiman Alkhudairy, Vice-Chairman and Managing Director

Serbia	Siniša Mali, Minister of Finance	Peđa Sovilj, Adviser of the Prime Minister for Infrastructure

Singapore	Indranee Rajah, Minister in the Prime Minister’s Office, Second Minister for Finance and Second Minister for National Development	Tan Ching Yee, Permanent Secretary (Finance) Ministry of Finance

South Africa	Enoch Godongwana, Minister of Finance	Duncan Pieterse, Director-General of National Treasury

Spain	Carlos Cuerpo Caballero, Minister of Economy, Trade and Enterprise	Paula Conthe Calvo, Secretary General of the Treasury and International Financing

Sri Lanka	Anura Kumara Dissanayake, Minister of Finance, Economic Development, Policy Formulation, Planning and Tourism	K. M. Mahinda Siriwardana, Secretary to the Ministry of Finance, Economic Development, Policy Formulation, Planning and Tourism

Sudan	Gibril Ibrahim Mohamed, Minister of Finance and Economic Planning	Mohamed Elfatih Zeinelabdin Mohamed, Governor of the Central Bank

Sweden	Elisabeth Svantesson, Minister for Finance	Johanna Lybeck Lilja, State Secretary to the Minister for Finance

Switzerland	Guy Parmelin, Federal Councillor, Federal Department of Economic Affairs, Education and Research	Ignazio Cassis, Federal Councillor, Head of Federal Department of Foreign Affairs

Tajikistan	Sulton Rahimzoda, Chairman of the State Committee on Investments and State Property Management	Ismoilzoda Khurshed Ismoil, Head of Department of Strategic Planning and Reforms of the Executive office of the President

Thailand	Pichai Chunhavajira, Minister of Finance	Lavaron Sangsnit, Permanent Secretary of the Ministry of Finance

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Timor-Leste	Santina José Rodrigues Ferreira Viegas Cardoso, Minister of Finance

Togo	Essowè Georges Barcola, Minister of Economy and Finance	Ekpao Adjabo, Director General of Treasury and Public Accounting

Tonga	Aisake Valu Eke, Prime Minister and Minister for Finance	Kilisitina Moala-Tuaimei’api, Chief Executive Officer, Ministry of Finance

Tunisia	Samir Abdelhafidh, Minister of Economy and Planning	Emna Araar Guesmi, Director General for European Cooperation

Türkiye	Mehmet Şimşek, Minister of Treasury and Finance	Osman Çelik, Deputy Minister of Treasury and Finance

United Arab Emirates	Sultan Al Jaber, Minister of Industry and Advanced Technology	Mohammed Saif Al Suwaidi, Director General of Abu Dhabi Fund for Development

United Kingdom	Rachel Reeves, Chancellor of the Exchequer	Lindsey Whyte, Director General International Finance, H.M. Treasury

Uruguay	Azucena Arbeleche, Minister of Economic Affairs and Finance	Alejandro Irastorza, Undersecretary, Ministry of Economic Affairs and Finance

Uzbekistan	Laziz Kudratov, Minister of Investments, Industry and Trade	Sarvar Khamidov, Deputy Minister of Investments, Industry and Trade

Vanuatu	John Dahmasing Salong, Minister of Finance and Economic Management	Letlet August, Director General, Ministry of Finance and Economic Affairs

Viet Nam	Nguyen Thi Hong, Governor of State Bank of Viet Nam	Pham Thanh Ha, Deputy Governor of State Bank of Viet Nam

Board of Directors

The Board of Directors is responsible for the direction of the Bank’s general operations through the exercise of powers delegated to it by the Board of Governors, in addition to those expressly assigned to it by the Articles of Agreement. Matters before the Board of Directors are decided by a majority vote, except as otherwise provided in the Articles of Agreement.

In addition to any powers delegated by the Board of Governors, the Board of Directors shall (i) prepare the work of the Board of Governors; (ii) establish policies of the Bank and, with a majority representing not less than three-fourths of the total voting power of the members, take decisions on major operational and financial policies and on delegation of authority to the President under Bank policies; (iii) take decisions concerning operations of the Bank and, with a majority representing not less than three-fourths of the total voting power of the members, decide on the delegation of such authority to the President; (iv) supervise the management and operation of the Bank and establish an oversight mechanism for that purpose; (v) approve the strategy, annual plan and budget of the Bank; (vi) appoint committees; and (vii) submit the annual audited accounts for approval of the Board of Governors.

The Board of Directors consists of 12 members who are not members of the Board of Governors. Nine are elected by the Governors representing regional members, and three are elected by the Governors representing non-regional members. Each Director is elected by the Governors of a constituency, which is a group of members with a minimum aggregate voting power. At the most recent election in June 2024, the minimum aggregate voting power was 5% for constituencies electing regional Directors and 8% for constituencies electing non-regional Directors. Although the Bank has no mandated single-member constituencies and constituencies may be formed through agreements among members themselves, at the June 2024 election of Directors, each of Russia, India and China had the voting power to elect one of the 12 members of the Board of Directors. Each Director appoints an Alternate Director (or two Alternate Directors in respect of those Directors casting votes for five or more members) who may participate in the meetings, but who has the full power to act only when the Director is not present. The Directors, who serve the Bank on a non-resident basis, hold office for two-year terms and may be re-elected. They also must be nationals of member jurisdictions and persons of high competence in economic and financial matters. The Articles of Agreement further specify that the nomination and voting by Governors for Directors and the appointment of Alternate Directors by Directors shall respect the principle that each founding member shall have the privilege to designate the Director or an Alternate Director in its constituency permanently or on a rotating basis.

The Board of Directors was composed of the following members as of February 28, 2025:

Name	Alternates	Constituency Members(1)
Abdulmuhsen S. Alkhalaf (Saudi Arabia)	Ali Humaid Al Derei (United Arab Emirates) Mohad Abdullah Al-Hashimi (Qatar)	Bahrain Djibouti Iraq Jordan Oman Qatar Saudi Arabia United Arab Emirates

Muhammad Yahya Akhunzada (Pakistan)	Inara Mustafayeva-Ayyubova (Azerbaijan)	Azerbaijan Brunei Darussalam Georgia Kyrgyzstan Pakistan Türkiye

Rit Syamananda (Thailand)	Mirana Mahrukh (Bangladesh) Donalyn U. Minimo (Philippines)	Bangladesh Malaysia Maldives Nepal Philippines Thailand

Pavel Snisorenko (Russia)	Hossein Kashiri (Iran)	Belarus Iran Kazakhstan Russia

Junhong Chang (China)	Jin Lu (China)	China Hong Kong, China

Name	Alternates	Constituency Members(1)

Alaa Abdel-Rahman (Egypt)		Algeria Argentina Benin Brazil Chile Egypt Ethiopia Liberia Libya Madagascar Morocco Peru South Africa Sudan Togo Tunisia Uruguay

Craig Murphy (New Zealand)	Lina Chua (Singapore) James Hunter (Australia)	Australia Cook Islands New Zealand Singapore Viet Nam

Mark Collins (United Kingdom)	Stefan Denzler (Switzerland) Ellen Sandahl (Sweden)	Denmark Hungary Iceland Norway Poland Romania Serbia Sweden Switzerland United Kingdom

Arno Oudijn (Netherlands)	Antonio Adinolfi (Italy) Dominik Wallau (Germany)	Austria Belgium Croatia Cyprus Finland France Germany Greece Ireland Italy Luxembourg Malta Netherlands Portugal Spain

Manisha Sinha (India)	Prasanna V. Salian (India)	India

Parjiono Cipto Widarto (Indonesia)	Hemantha Pubudusiri (Sri Lanka) Thirong Pen (Cambodia)	Cambodia Indonesia Lao PDR Sri Lanka Timor-Leste

Name	Alternates	Constituency Members(1)

Jisung Moon (Korea)	Munesh Deo (Fiji) Asaf Shirman (Israel)	Fiji Israel Korea Mongolia Samoa Tonga Uzbekistan

Note:

(1)

As of February 28, 2025, Afghanistan, Canada, Côte d’Ivoire, Ecuador, El Salvador, Ghana, Guinea, Kenya, Myanmar, Nauru, Papa New Guinea, Rwanda, Tajikistan and Vanuatu have not assigned their respective votes.

Biographical information for each Director is included below.

Mr. Abdulmuhsen S. Alkhalaf – Director

Mr. Alkhalaf has been a member of the Board of Directors since September 23, 2022. He currently holds the position of Vice Minister in the Saudi Ministry of Finance and is the Sherpa for Saudi Arabia to the G20. Mr. Alkhalaf oversees Saudi Arabia’s memberships in international financial institutions, including the International Monetary Fund (“IMF”), the World Bank Group, the IsDB and the Arab Monetary Fund. Prior to his current position, Mr. Alkhalaf served as a member of the Board of Directors of the World Bank Group and was the chair of the Audit Committee of the World Bank Group (2020-2022).

Mr. Muhammad Yahya Akhunzada – Director

Mr. Akhunzada has been a member of the Board of Directors since January 1, 2025. He currently serves as the Joint Secretary, Ministry of Economic Affairs, Government of Pakistan and is responsible for development and general portfolio management of MDBs and bilateral partners, as well as external debt management. Mr. Akhunzada also serves on the Board of Governors of the IsDB. Mr. Akhunzada has held various positions with the Government of Pakistan and the provincial governments in Pakistan of Punjab, Khyber Pakhtunkwa and Gilgit Baltistan.

Mr. Rit Syamananda – Director

Mr. Rit has been a member of the Board of Directors since July 1, 2024. He currently holds the position of Director of International Economic Policy Division at the Fiscal Policy Office, Ministry of Finance of Thailand. In this capacity, Mr. Rit is responsible for the international affairs of the Ministry of Finance and oversees Thailand’s participation in MDBs, including AIIB, the World Bank and ADB. He also is responsible for Thailand’s cooperation with bilateral partners and multilateral organizations, including the Association of Southeast Asian Nations (“ASEAN”), ASEAN+3 and Asia-Pacific Economic Cooperation, as well as liberalization of financial services in Thailand. Mr. Rit has held various positions in the Government of Thailand.

Mr. Pavel Snisorenko – Director

Mr. Snisorenko has been a member of the Board of Directors since July 15, 2021. He currently serves as the Head of the Department for International Financial Relations at the Ministry of Finance of the Russian Federation. He also serves as a member of the Board of Directors of the International Investment Bank, as Deputy Director of the Board of Directors of NDB and as Chair of the Expert Council at the Eurasian Fund for Stabilization and Development. Prior to his current position, Mr. Snisorenko served as Director of the Department for Analytical Support of Foreign Economic Activity at the Ministry of Economic Development of the Russian Federation (2019-2020). Mr. Snisorenko has also served at the Executive Boards of the World Bank and the IMF (2013-2019) and has held various positions at the Central Bank of Russia (2005-2013).

Ms. Junhong Chang – Director

Ms. Chang has been a member of the Board of Directors since February 8, 2025. She currently holds the position of Director General, Department of International Economic and Financial Cooperation, Ministry of Finance, China. Prior to her current position, Ms. Junhong served as Executive Director for China at the World Bank Group and, in that role, served as Co-Dean of the Board, Vice Chair of the Audit Committee and member of the Committee on Governance and Executive Directors’ Administrative Matters at the World Bank Group (2020-2025). Ms. Chang previously served as Director of ASEAN+3 Macroeconomic Research Office (2016-2019). Ms. Junhong has held various positions in the Ministry of Finance of China.

Mr. Alaa Abdel-Rahman – Director

Mr. Abdel-Rahman has been a member of the Board of Directors since November 8, 2024. He currently serves as the advisor to Egypt’s Minister of Finance for International Financial Institutions and manages the relationship between the Ministry of Finance and international and other financial institutions, including the IMF, AIIB, credit rating agencies and investment banks. Mr. Alaa also serves as senior economist at the Macro-Fiscal Policy Unit at the Ministry of Finance of Egypt and supervises the macro-fiscal framework at the Macro-Fiscal Policy Unit, focusing in particular on the Ministry of Finance’s fiscal framework.

Mr. Craig Murphy – Director

Mr. Murphy has been a member of the Board of Directors since July 1, 2024. He is an official in the New Zealand Treasury and has considerable experience working on various significant issues for the New Zealand Treasury. Prior to joining the New Zealand Treasury, Mr. Murphy worked in ANZ’s institutional banking division for six years.

Mr. Mark Collins – Director

Mr. Collins has been a member of the Board of Directors since July 1, 2024. He currently serves as a senior official at HM Treasury, the economic and finance ministry of the United Kingdom, where he has held various roles. He has also served as the United Kingdom G7 and G20 Sherpa assistant and a senior policy advisor on foreign and international economic affairs at the United Kingdom’s Cabinet Office (the ministry supporting the Prime Minister of the United Kingdom).

Mr. Arno Oudijn – Director

Mr. Oudijn has been a member of the Board of Directors since July 1, 2024. He currently serves as Financial Counsellor at the Netherlands Embassy in Beijing, a position he has held since September 2021, focusing on a range of financial issues, such as capital and banking markets and taxation policy. Prior to his current position, Mr. Oudijn worked in the Netherlands Permanent Representation to the European Union (2016-2021) and held various managerial positions in the Netherlands Ministry of Finance responsible for both domestic and international topics (1987-2016).

Ms. Manisha Sinha – Director

Ms. Sinha has been a member of the Board of Directors since July 1, 2022. She currently holds the position of Additional Secretary in the Department of Economic Affairs in the Ministry of Finance, Government of India. In this capacity, Ms. Sinha has been entrusted with the responsibilities for India’s relations with eight MDBs, including AIIB, and for Currency and Coinage Management of India, the cryptocurrency sector and administration of the Department of Economic Affairs. She also represents India at the NDB and is an Executive Board Director of the IFAD. Prior to her current position, Ms. Sinha served in a variety of governmental roles, including as Joint Secretary, Department of Economic Affairs in the Ministry of Finance, Government of India.

Mr. Parjiono Cipto Widarto – Director

Mr. Parjiono has been a member of the Board of Directors since July 1, 2024. He currently serves as the assistant to the Minister of Finance for Macro Economy and International Finance and is also an executive director of the IsDB. Prior to his current position, Mr. Parjiono served as the alternate director for Southeast Asia at the World Bank, representing Brunei Darussalam, Fiji, Indonesia, Lao PDR, Malaysia, Myanmar, Nepal, Singapore, Thailand, Tonga and Viet Nam (2019-2023). He has also served as advisor to the executive director for Southeast Asia at the World Bank (2019) and held various senior positions at the Ministry of Finance in Indonesia.

Mr. Jisung Moon – Director

Mr. Moon has been a member of the Board of Directors since August 9, 2024. He currently holds the position of Director General for the Development Finance Bureau at the Ministry of Economy and Finance of Korea. Prior to his current position, Mr. Moon served as the Deputy Director General for the International Finance Bureau at the Ministry of Economy and Finance of Korea (2023-2024). He has also held other positions in the Ministry (2016-2019), served as a senior economist at IBRD (2019-2022) and served as advisor to the Executive Director at the IMF (2009-2014).

Board Committees

Audit and Risk Committee

The role of the Audit and Risk Committee is to (i) review the Bank’s financial statements and accounting, auditing and financial reporting practices, procedures and issues; (ii) review the selection procedures for and the qualification and performance of the external auditors and review the reports from the external auditors and ensure appropriate action be taken in respect of major improvement areas identified; (iii) review the scope of work and internal audit plan and the effectiveness of the internal audit function; (iv) review the effectiveness of internal control systems; (v) review the Bank’s financial and risk-related policies, including the Bank’s Financial and Risk Management Framework and RAS; and (vi) receive reports on violations of the Bank’s Policy on Prohibited Practices from the Managing Director of the Bank’s Complaints-resolution, Evaluation and Integrity Unit.

The Audit and Risk Committee is composed of at least three and up to four Directors and two external members (appointed by the President in consultation with the Board of Directors). The current members of this committee are Teresa Lin (external member), Craig Murphy (chair), Arno Oudijn, Parjiono Cipto Widarto (vice chair), Pavel Snisorenko, Elisabeth Stheeman (external member).

Budget and Human Resources Committee

The role of the Budget and Human Resources Committee (the “BHR Committee”) is to (i) review the proposed annual administrative budget, taking into account the Bank’s annual business plan, and review the quarterly budget execution update and report thereon to the Board of Directors; (ii) review and assess the implementation of staffing strategies, compensation and benefits policies and related issues periodically and make recommendations to the Board of Directors as appropriate; (iii) review the human resources update report semi-annually; (iv) undertake the functions required of it pursuant to the Code of Conduct for Board Officials (the “Code of Conduct”), including considering matters relating to the implementation, interpretation and application of the Code of Conduct and requests for guidance concerning conflicts of interest, annual financial disclosures or other ethical aspects of conduct, as well as allegations of misconduct under the Code of Conduct; (v) receive summaries of any administrative review decision issued under Staff Rule 8.01 (relating to staff employment administrative review procedures); (vi) consider any other aspects of the annual administrative budget and the Bank’s human resources as the Board of Directors may request and report thereon to the Board of Directors; and (vii) receive briefings on significant actions proposed by the President under the Bank’s Policy on Compensation and Benefits, prior to implementation of the proposed actions.

The BHR Committee is composed of at least four and up to six Directors. The current members of this committee are Mark Collins (chair), Jisung Moon, Craig Murphy, Arno Oudijn, Manisha Sinha and Rit Syamananda (vice chair).

Policy and Strategy Committee

The role of the Policy and Strategy Committee (the “P&S Committee”) is to (i) review the Bank’s operational policies (other than financial and risk-related policies), including but not limited to environmental, social and procurement policies, and report thereon to the Board of Directors; (ii) advise on the development of the Bank’s strategies and report thereon to the Board of Directors; (iii) review the proposed annual business plan, taking into account the annual administrative budget, and report thereon to the Board of Directors; (iv) undertake any other activities consistent with its terms of reference as the Board of Directors may request and report thereon to the Board of Directors; and (v) receive updates on the findings of project evaluations, and requests filed by project-affected people under the PPM, as part of the Bank’s oversight mechanism.

The P&S Committee is composed of at least four and up to six Directors. The current members of this committee are Alaa Abdel-Rahman, Muhammad Yahya Akhunzada, Abdulmuhsen S. Alkhalaf, Junhong Chang (chair), Mark Collins, and Manisha Sinha (vice chair).

Senior Management

The President, who serves as the legal representative of the Bank, is elected by a Super Majority Vote. The President must be a national of a regional member jurisdiction and may not be a Governor, a Director or an alternate for either. The term of office of the President is five years with the possibility of one additional term. The term of the current President, Mr. Jin Liqun, his second term, is currently scheduled to expire in 2026. The President is the Chairman of the Board of Directors, but has no vote other than a tie-breaking vote. The President may also participate in the meeting of the Board of Governors, but has no vote. The President is supported by a team of senior management. The team currently includes one Vice President who is responsible for the Corporate Secretariat, and three Acting Vice Presidents who are responsible for Policy and Strategy, Investment Solutions, and Administration. Vice Presidents are appointed by the Board of Directors upon the recommendation of the President. Senior management also includes two Chief Investment Officers, the Chief Financial Officer, the Chief Risk Officer, the Chief Economist and the General Counsel.

The President has the authority to establish management committees. Such committees perform a variety of functions, and currently include the following: (i) the Executive Committee; (ii) the Investment Committee; (iii) the Special Fund Committee; (iv) the Human Resources Review Committee; (v) the Risk Committee; (vi) the Corporate Procurement Committee; (vii) the Asset and Liability Management Committee; (viii) the Project Screening Committee; and (ix) the Strategic Information Technology Committee.

The President, officers and staff of the Bank, in the discharge of their offices, are responsible solely to the Bank and may not recognize any other authority. The members are obligated to respect the international character of this obligation. Moreover, the Bank, its President, officers and staff may not interfere in the political affairs of any members nor be influenced in their decisions by the political character of any member. Senior management is currently composed of the following individuals:

Name	Title
Mr. Jin Liqun	President
Dr. Ludger Schuknecht	Vice President and Corporate Secretary
Ms. Quan Zheng	Acting Vice President, Policy and Strategy
Mr. Hun Kim	Acting Vice President, Investment Solutions and Director General, Sectors, Themes and Finance Solutions Department
Ms. Asma Shaikh	Acting Vice President and Chief Administration Officer
Mr. Konstantin Limitovskiy	Chief Investment Officer, Public Sector (Region 2) & Project and Corporate Finance (Global) Clients
Mr. Rajat Misra	Acting Chief Investment Officer, Public Sector (Region 1) & Financial Institutions and Funds (Global) Clients and Director General, Public Sector Clients Department Region 1
Mr. Andrew Cross	Chief Financial Officer
Mr. Antoine Castel	Chief Risk Officer
Dr. Erik Berglof	Chief Economist
Mr. Alberto Ninio	General Counsel

Biographical information for each member of senior management is included below.

Mr. Jin Liqun – President

Mr. Jin Liqun is the inaugural President and Chairman of the Board of Directors. On July 28, 2020, he was elected to serve a second term of five years, beginning on January 16, 2021. Before being elected as the Bank’s first president, Mr. Jin served as Secretary-General of the Multilateral Interim Secretariat tasked with establishing the Bank. Mr. Jin has significant experience across the private and public sectors, as well as with MDBs. He served as Chairman of China International Capital Corporation Limited, China’s first joint-venture investment bank, as Chairman of the Supervisory Board of China Investment Corporation and as Chairman of the International Forum of Sovereign Wealth Funds. Mr. Jin previously served as Vice President, and then Ranking Vice President, of ADB and as Alternate Executive Director for China at the World Bank and at the Global Environment Facility. He spent nearly two decades at the Chinese Ministry of Finance, reaching the rank of Vice Minister. Mr. Jin is a national of China.

Dr. Ludger Schuknecht – Vice President and Corporate Secretary

Dr. Ludger Schuknecht is responsible for the Bank’s relations with its members, the Board of Governors, the Board of Directors and other aspects of governance, including the admission of new members. Prior to this role, among other roles, Dr. Schuknecht was Deputy Secretary-General at the Organisation for Economic Co-operation and Development and Chief Economist and Director General at the Federal Ministry of Finance of Germany. He has extensive experience working with international financial institutions, including the IMF and the World Trade Organization. Dr. Schuknecht is a national of Germany.

Ms. Quan Zheng – Acting Vice President, Policy and Strategy

Ms. Quan Zheng is responsible for the Bank’s strategic agenda, oversees the Bank’s environmental, social and procurement policies and their implementation, and manages the Bank’s administrative budget. She also oversees the Bank’s operational partnerships, including institutional engagement, concessional resource mobilization and special funds management. Ms. Zheng also serves concurrently as Director General, Department of Strategy, Policy and Budget. Prior to joining the Bank, she served in various leadership capacities at China’s Ministry of Finance and was co-Chair of the G-20 Infrastructure and Investment Working Group in 2016 during China’s G-20 presidency. Ms. Zheng is a national of China.

Mr. Hun Kim – Acting Vice President Investment Solutions and Director General, Sectors, Themes and Finance Solutions Department

Mr. Hun Kim is responsible for providing leadership and overseeing the Bank’s Sectors, Themes and Finance Solutions Department (“STF Department”), Sustainability and Fiduciary Solutions Department and Portfolio Management Department. Mr. Kim also serves concurrently as Director General of the STF Department. Prior to this position, he played a pivotal role in building the Bank’s social infrastructure portfolio, which has grown significantly since it was established in 2021. Prior to joining the Bank, Mr. Kim had a long and successful career at ADB, where he held various leadership positions. Mr. Kim is a national of Korea.

Ms. Asma Shaikh – Acting Vice President and Chief Administration Officer

Ms. Asma Shaikh is responsible for overseeing human resources, information technology and facilities and administration services for the Bank. Ms. Shaikh also serves concurrently as the Bank’s Director General, Human Resources Department. She has over 30 years of multicultural experience across various industries and sectors, in which she has successfully led organizational transformations through human resources interventions. Prior to joining the Bank, Ms. Shaikh served as the Chief Human Resource Officer of the National Bank of Pakistan, the largest public sector bank of Pakistan. Prior to this, she held various human resources leadership positions in multiple countries in Asia, the Middle East and Africa. Ms. Shaikh is a national of Pakistan.

Mr. Konstantin Limitovskiy – Chief Investment Officer, Public Sector (Region 2) & Project and Corporate Finance (Global) Clients

Mr. Konstantin Limitovskiy oversees the Bank’s investment operations with public sector clients in Pakistan, Afghanistan, Central, East and West Asia, Europe, the Middle East, North Africa and Latin America. He also oversees the Bank’s investment operations with project and corporate finance clients, focusing on private infrastructure and other productive sectors in all Bank members. Prior to his current position, he served in several managerial roles at the Bank including Vice President for Investment Clients Region 2 and Project and Corporate Finance (Global), and Chief Programming Officer and Senior Advisor to the President. He joined AIIB in 2018 from the Eurasian Development Bank, where he was Deputy Chairman responsible for operations in infrastructure. Prior to that, among other roles, Mr. Limitovskiy managed international project and structured finance at VTB Group, Gazprombank and Alfa Bank in Russia and led activities in infrastructure finance at the Black Sea Trade and Development Bank, an MDB headquartered in Greece. Mr. Limitovskiy is a national of Russia.

Mr. Rajat Misra – Acting Chief Investment Officer, Public Sector (Region 1) & Financial Institutions and Funds (Global) Clients and Director General, Public Sector Clients Department Region 1

Mr. Rajat Misra oversees the Bank’s investment operations with public sector clients in Southern Asia (excluding Afghanistan and Pakistan), South-Eastern Asia, the Pacific Islands and Sub-Saharan Africa. He also oversees the Bank’s investment operations with financial institutions and funds clients in all Bank members. Mr. Misra also serves concurrently as the Bank’s Director General, Public Sector Clients Department Region 1. Prior to his current position, Mr. Misra served in several managerial roles at the Bank, including Acting Vice President for Investment Clients Region 1 and Financial Institutions and Funds (Global), and Director General, Infrastructure Investment Department (Region 1). Prior to joining the Bank, Mr. Misra spent 18 years at the investment banking arm of the State Bank of India (“SBI”). He was also Director and Investment Committee member at the SBI Group, Department for International Development Fund for Infrastructure. Mr. Misra is a national of India.

Mr. Andrew Cross – Chief Financial Officer

Mr. Andrew Cross leads AIIB’s controller and treasury functions, and the development of new financial products and services. He joined the Bank in May 2019 as the Assistant Chief Financial Officer, in which role he supported the Chief Financial Officer in ensuring sustainable financial strength and steady growth in financial resources, as well as safeguarding excellent credit ratings in support of the Bank’s overall mission. Prior to joining the Bank, Mr. Cross served at the IFC for a number of years, first as Principal Financial Officer and then as Deputy Treasurer, providing leadership and oversight for IFC treasury hub operations in London and Singapore. Prior to that role, he was an investment banker at Merrill Lynch International, working in a variety of countries. Mr. Cross is a national of New Zealand.

Mr. Antoine Castel – Chief Risk Officer

Mr. Antoine Castel leads the risk management function and is responsible for the stability and financial continuity of AIIB. Prior to joining AIIB, Mr. Castel served in various financial markets management positions at Société Générale S.A., including as Country Head in India (2018-2020) and as Deputy Chief Executive Officer in China (2017). In his most recent role prior to joining AIIB as Country Head of Société Générale S.A. in India, he was particularly active in aligning that institution’s credit portfolio and raising its renewable structured financing platform, as well as leading the sound development of its footprint in financial markets. He also has extensive other commercial and investing banking experience across Asia, Africa and Europe. Mr. Castel is a national of France.

Dr. Erik Berglof – Chief Economist

Dr. Erik Berglof sets the strategy for AIIB’s Economics Department and leads the planning, implementation and supervision of its work plan in support of the Bank’s mandate. Prior to joining AIIB in September 2020, he was Director of the Institute of Global Affairs at the London School of Economics and Chief Economist of the EBRD (2006-2015), where he was part of creating and co-leading the Vienna Initiative, a European crisis response team credited with mitigating the impact of the 2008 Global Financial Crisis. He has extensive experience in transition economics and institutional transformation through private sector development. Dr. Berglof is a national of Sweden.

Mr. Alberto Ninio – General Counsel

Mr. Alberto Ninio is responsible for the legal aspects of the Bank’s work. Prior to his appointment as General Counsel of the Bank in January 2021, he was Director General of the Operational Services Department of the Bank and led the operational support teams in the areas of environment, social, procurement and financial management. Prior to joining AIIB in March 2020, Mr. Ninio served in a variety of senior roles both at the World Bank, where he left as its Deputy General Counsel for Operations, and, more recently, at Vale S.A., a multinational mining and logistics corporation based in Brazil, where he served as its Global Sustainability Director. He has over 30 years of experience in the fields of international development, environmental law and corporate responsibility. Mr. Ninio is a national of Brazil.

International Advisory Panel

The International Advisory Panel (the “IAP”) provides management with support on the Bank’s strategies and policies as well as on general operational issues. Members of the IAP, who are appointed to two-year terms, bring years of experience and a wide range of professional expertise in both the public and private sectors. The IAP meets at least twice a year, including one meeting held alongside the Bank’s Annual Meeting of the Board of Governors. The IAP is currently composed of the following members:

Name	Biographical information
Iwan Azis	Adjunct Professor, Cornell University
Rachel Biderman	Senior Vice President, Americas Field Division, Conservation International
Ha-Joon Chang	Professor, SOAS University of London
Ahmed Galal	Former Minister of Finance, Egypt
Yukon Huang	Senior Fellow, Asia Program, Carnegie Endowment for International Peace
Naoko Ishii	Special Presidential Envoy for Global Commons, University of Tokyo; Professor and Director of the Center for Global Commons
Omobola Johnson	Senior Partner, TLcom Capital LLP; Former Minister of Communication Technology of Nigeria
Mari Kiviniemi	Former Prime Minister of Finland; Chair of the Board of the University of Vaasa
Rachel Kyte	Special Representative on Climate, UK Government
CY Leung	Vice Chairman of the National Committee of the Chinese People’s Political Consultative Conference; Former Chief Executive of Hong Kong, China
Nargiz Nasrullayeva	Former President of the American Chamber of Commerce and Former Advisor to CEO of the Sovereign Wealth Fund of Azerbaijan

Employees

As of December 31, 2024, the Bank had a total of 633 professional staff, who were from 73 jurisdictions (68% regional and 32% non-regional).

SELECTED DEMOGRAPHIC AND ECONOMIC DATA

Certain of the following information has been extracted from publicly available sources. The Bank has not independently verified this information.

The following table presents selected demographic and economic data for members of the Bank that, as of December 31, 2024, have more than 3% voting power or in which the Bank has approved financings (excluding multi-country financings):

	Population (in millions)(1)				GDP (US$ in millions)(1)				GDP per capita (US$)(1)				Total reserves (excluding gold) (US$ in millions)(1)(2)				Total external debt (US$ in millions)(1)(3)				Consumer price index growth (annual% change)(1)
	2023		2022		2023		2022		2023		2022		2023		2022		2023		2022		2023		2022
Argentina	45.5		45.4		646,075.3		632,790.1		14,187.5		13,935.7		18,986.8		41,197.9		163,605.1		164,953.7		N/A	(6)	N/A	(6)
Australia	26.7		26.0		1,728,057.3		1,690,858.2		64,820.9		64,997.0		56,605.1		53,385.3		1,504,056.9	(4)(5)	1,555,036.6	(4)(5)	5.6		6.6
Azerbaijan	10.2		10.1		72,356.2		78,807.5		7,125.9		7,770.6		13,748.8		11,338.4		13,210.6		14,066.7		8.8		13.9
Bangladesh	171.5		169.4		437,415.3		460,131.7		2,551.0		2,716.5		20,928.0		32,929.5		83,284.2		75,509.4		9.9		7.7
Brazil	211.1		210.3		2,173,665.7		1,951,923.9		10,294.9		9,281.3		346,424.4		317,118.7		508,551.1		493,769.7		4.6		9.3
Cambodia	17.4		17.2		42,335.6		39,994.5		2,429.7		2,325.0		17,158.4		14,738.5		17,823.6		17,529.2		2.1		5.3
China	1,410.7		1,412.2		17,794,783.0		17,881,782.7		12,614.1		12,662.6		3,301,319.7		3,189,689.1		1,084,231.1		1,134,675.2		0.2		2.0
Cook Islands	0.02	(4)	0.02	(4)	366.2	(4)	286.3	(4)	18,128.0	(4)	14,911.3	(4)	N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Côte d’Ivoire	31.2		30.4		78,875.5		70,173.1		2,530.8		2,308.7		N/A	(6)	N/A	(6)	29,562.0		26,798.3		4.4		5.3
Ecuador	18.0		17.8		118,844.8		116,586.1		6,609.8		6,541.0		2,698.9		6,490.9		49,590.8		49,373.5		2.2		3.5
Egypt	114.5		112.6		396,002.5		476,747.7		3,457.5		4,233.3		24,695.7		24,823.6		119,259.9		111,093.0		33.9		13.9
Fiji	0.9		0.9		5,442.0		4,969.5		5,888.7		5,405.0		1,546.2		1,555.0		2,337.6		2,264.7		2.1		4.5
France	68.3		68.1		3,051,831.6		2,796,302.2		44,690.9		41,082.8		79,200.9		100,428.9		N/A	(6)	N/A	(6)	4.9		5.2
Georgia	3.7		3.7		30,777.8		24,984.6		8,283.7		6,729.8		5,002.3		4,886.3		19,238.1		19,089.4		2.5		11.9
Germany	83.3		83.8		4,525,703.9		4,163,596.4		54,343.2		49,686.1		100,391.9		98,413.7		N/A	(6)	23,981.7	(4)(5)	5.9		6.9

	Population (in millions)(1)		GDP (US$ in millions)(1)		GDP per capita (US$)(1)		Total reserves (excluding gold) (US$ in millions)(1)(2)				Total external debt (US$ in millions)(1)(3)				Consumer price index growth (annual% change)(1)
	2023	2022	2023	2022	2023	2022	2023		2022		2023		2022		2023		2022
Hong Kong, China	7.5	7.3	380,812.2	358,681.1	50,531.7	48,826.1	425,415.9		423,908.4		1,838,743.0	(4)(5)	1,779,393.0	(4)(5)	2.1		1.9
Hungary	9.6	9.6	212,388.9	177,006.1	22,141.9	18,353.3	39,453.1		35,712.8		N/A	(6)	N/A	(6)	17.1		14.6
India	1,438.1	1,425.4	3,567,551.7	3,353,470.5	2,480.8	2,352.6	574,508.8		521,419.4		498,265.2		465,622.6		5.6		6.7
Indonesia	281.2	278.8	1,371,171.2	1,319,076.3	4,876.3	4,730.7	141,149.4		132,644.4		342,815.2		339,451.2		3.7		4.2
Jordan	11.4	11.3	50,967.5	48,765.0	4,455.5	4,332.3	N/A	(6)	N/A	(6)	26,122.6		22,837.6		2.1		4.2
Kazakhstan	20.3	20.0	262,641.9	225,496.3	12,918.9	11,255.3	16,454.5		14,584.9		141,946.2		142,653.3		14.7		15.0
Korea	51.7	51.7	1,712,792.9	1,673,916.5	33,121.4	32,394.7	414,004.5		417,280.1		663,631.1	(4)(5)	665,237.0	(4)(5)	3.6		5.1
Kyrgyzstan	7.1	7.0	13,987.6	12,134.9	1,970.2	1,739.7	1,806.6		1,843.4		8,414.7		8,131.9		10.8		13.9
Lao PDR	7.7	7.6	15,843.2	15,468.8	2,066.9	2,046.4	1,769.7		1,576.0		20,006.1		18,175.5		31.2		23.0
Maldives	0.5	0.5	6,590.9	6,177.1	12,530.4	11,786.0	590.5		832.1		3,835.7		3,476.2		2.9		2.3
Mongolia	3.5	3.4	20,325.1	17,146.5	5,838.6	4,993.5	4,385.6		3,018.5		32,028.3		31,098.3		10.3		15.1
Myanmar	54.1	53.8	66,757.6	62,253.0	1,233.2	1,158.1	N/A	(6)	N/A	(6)	10,487.7		10,831.7		N/A	(6)	N/A	(6)
Nepal	29.7	29.7	40,908.1	41,182.9	1,377.6	1,385.9	11,926.5		8,853.7		8,817.7		8,229.4		7.1		7.7
Oman	5.0	4.7	108,810.9	111,943.8	21,549.8	23,665.6	17,298.2		17,496.6		N/A	(6)	N/A	(6)	1.0		2.5
Pakistan	247.5	243.7	337,912.3	374,890.3	1,365.3	1,538.3	9,442.6		6,159.3		110,437.0		107,418.0		30.8		19.9
Philippines	114.9	114.0	437,146.4	404,353.4	3,804.9	3,548.1	93,196.0		86,850.2		100,555.0		90,892.9		6.0		5.8
Romania	19.1	19.0	350,775.9	296,354.4	18,404.3	15,557.9	66,128.6		49,772.1		N/A	(6)	N/A	(6)	10.4		13.8
Russia	143.8	144.2	2,021,421.5	2,266,029.2	13,817.0	15,445.2	442,537.1		445,783.7		N/A	(6)	N/A	(6)	N/A	(6)	N/A	(6)
Rwanda	14.0	13.7	14,097.8	13,316.2	1,010.3	975.5	1,834.1		1,725.6		10,127.4		8,700.6		19.8		17.7
Singapore	5.9	5.6	501,427.5	498,474.5	84,734.3	88,428.7	344,581.2		287,670.3		N/A	(6)	N/A	(6)	4.8		6.1
Sri Lanka	22.0	22.2	84,356.9	74,144.9	3,828.0	3,342.7	N/A	(6)	N/A	(6)	51,602.9		47,801.5		16.5		49.7

	Population (in millions)(1)		GDP (US$ in millions)(1)		GDP per capita (US$)(1)		Total reserves (excluding gold) (US$ in millions)(1)(2)			Total external debt (US$ in millions)(1)(3)		Consumer price index growth (annual% change)(1)
	2023	2022	2023	2022	2023	2022	2023		2022	2023	2022	2023		2022
Tajikistan	10.4	10.2	12,060.6	10,713.5	1,160.8	1,052.2	N/A	(6)	3,354.5	5,674.3	5,581.6	N/A	(6)	N/A	(6)
Thailand	71.7	71.7	514,968.7	495,645.2	7,182.0	6,909.4	208,280.6		202,273.6	120,419.6	127,350.1	1.2		6.1
Türkiye	85.3	85.0	1,118,253.0	907,118.4	13,105.7	10,674.5	92,694.1		77,888.8	318,390.7	301,948.1	53.9		72.3
Uzbekistan	35.7	34.9	101,591.8	90,095.9	2,849.5	2,578.7	9,932.5		12,702.7	50,995.8	41,295.9	N/A	(6)	11.4
Viet Nam	100.4	99.7	429,717.0	410,324.0	4,282.1	4,116.4	92,237.5		86,539.5	104,835.2	106,583.4	3.3		3.2

Notes:

(1)	Except as otherwise noted, this information is extracted from the World Bank’s World Development Indicators (the “WDI”), as last accessed on March 26, 2025.
(2)	The WDI defines total reserves (excluding gold) as special drawing rights, reserves of IMF members held by the IMF and holdings of foreign exchange under the control of monetary authorities.
(3)	The WDI defines total external debt as debt owed to nonresidents repayable in currency, goods or services.
(4)	This information is extracted from the Asian Development Bank: Key Indicators Online (the “KIDB”), as last accessed on March 26, 2025.
(5)	The KIDB defines external indebtedness as total debt outstanding and disbursed.
(6)	Indicates that the relevant figure is not available in the WDI or KIDB, as last accessed on March 26, 2025.